Execution Copy

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT, dated as of this 27th day of March, 2009, is by and among NII BSA LLC, a Delaware limited liability company (“Buyer”), BARRY SCOTT AGENCY, INC., a New York corporation (“BSA”), DCAP ACCURATE, INC., a Delaware corporation (“DA”) (BSA and DA are collectively “Seller”) and DCAP GROUP, INC., a Delaware corporation (the “Shareholder”, and collectively with the Seller, the “Seller Group”).

Preliminary Statement:

Seller is engaged in the Business (as this capitalized term and other capitalized terms used herein are defined in Exhibit A) in New York.  Seller owns the Purchased Assets, which Seller uses in the operation of the Business.  Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets, all upon the terms and conditions hereinafter set forth.  The Shareholder owns 100% of the issued and outstanding capital stock of Seller.  The Shareholder is entering into this Agreement to provide certain non-competition, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into this Agreement.

Agreement:

In consideration of the premises and of the respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms.    As used in this Agreement, except as otherwise set forth herein, each capitalized term shall have the meaning ascribed to such term in Exhibit A.

1.2. Construction, etc.    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:  (i) whenever the context requires, the singular includes the plural and the plural includes the singular; (ii) “or” is not exclusive; (iii) a reference to any Person includes such Person’s successors and assigns but, if applicable, only if succession or any assignment to such successors and assigns is not prohibited by this Agreement; (iv) the words “include,” “includes” and “including” and any other words or phrases of inclusion shall not limit the generality of any enumerations or descriptions preceding such terms, and references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (v) a reference to any gender includes each other gender; (vi) references to any document, instrument or agreement (A) shall be deemed to include all exhibits, schedules, addenda, riders and other attachments thereto, (B) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (C) shall mean such document, instrument or agreement as amended, modified or supplemented from time to time and in effect from time to time in accordance with the terms thereof; (vii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; (viii) the section headings contained in this Agreement are for the reference purposes only and shall not affect the meaning or interpretation of any of the provisions of this Agreement; (ix) all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles for financial reporting in the United States, consistently applied; (x) any reference to any statutory provision includes each successor provision and all applicable laws as to that provision; (xi) “will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity; (xii) “copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete; and (xiii) an entity will have knowledge of a particular fact or matter if any of its current directors, officers, managers or similar Persons have knowledge of such fact or other matter, including, in the case of each member of the Seller Group, Barry B. Goldstein, Barry Lefkowitz and Victor Brodsky, and in the case of Buyer, Grossberg and Todd Yomtov).

1.2.1. This Agreement is a result of negotiations among, and has been reviewed by Seller, Buyer, Shareholder and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party hereto.

2. PURCHASE AND SALE OF THE PURCHASED ASSETS.

2.1. Purchase and Sale.    Upon the terms and conditions of this Agreement, Buyer hereby agrees to purchase and acquire, and Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, the Purchased Assets.

2.2. Assumption of Liabilities.    As part of the consideration for the Purchased Assets, Buyer shall assume as of the Closing Date and shall pay and discharge or cause to be paid and discharged in accordance with their terms only (A) those Liabilities accruing in respect of periods from and after the Closing Date under the Contracts specifically identified in Schedule 2.2 as to be assumed by the Buyer (collectively, the “Assumed Contracts”), but in each case excluding (i) any Liability that relates to a period or portion of a period prior to the Closing Date, and (ii) any Liability based on a breach or alleged breach of any such Contract on or before the Closing Date, (B) Unearned Commissions as provided in Section 6.16, and (C) the AMS Obligation as provided in Section 2.4.2.4 (collectively, the “Assumed Liabilities”).

2.3. Excluded Liabilities.    Except for the assumption of the Assumed Liabilities, Buyer will not acquire or assume and will have no responsibility for paying, performing or discharging any of Seller’s Liabilities.  No such assumption shall be implied or construed by operation of Law or otherwise.  All Liabilities other than the Assumed Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  Without limiting the generality of the foregoing, the excluded Liabilities  include, among other things, each of the following: (i) any liabilities or obligations relating to any consultant, broker, producer, sub-producer employee or former employee of Seller, including any claim by any such Person or any other Person (including brokers with whom Seller has split-commission arrangements or other arrangements) for salary, wages, commissions, vacation or holiday pay, severance pay, sick pay, workers compensation, medical benefits, retirement benefits, any other employee benefits or other benefits of any kind whatsoever, and including any liability or obligation under the New York State Worker Adjustment Retraining Notification Act (“NY WARN”) or any corresponding or similar federal or state legislation, or pursuant to other applicable Law, Proceedings or Orders; (ii) any liability or obligation of Seller in respect of any Tax or similar payment obligation to any Tax Authority; (iii) any liability or obligation of Seller in respect of any Contract, whether arising or accruing before or after the Closing Date, including any Leases and any carrier contracts assigned and transferred to Buyer in accordance with this Agreement (except as provided in Section 2.2 with respect to the Assumed Contracts); (iv) all of Seller’s accounts payable and all indebtedness of Seller for borrowed money or otherwise, whether for periods preceding or following the Closing Date (except to the extent they are included in the Assumed Contracts for periods on or after the Closing Date and for the AMS Obligation); (v) any liabilities or obligations to Seller’s customers, clients or accounts, including liabilities relating to customer or client deposits held by Seller in fiduciary accounts in its name; (vi) any liability to any shareholder or Affiliate of Seller or the Shareholder; (vii) any liability arising out of any Proceeding, including any commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority and including any relating to the acts or omissions of Seller or its employees and agents or the operation of the Business; (viii) any liabilities or obligations with respect to Prior Claims; and (ix) any liabilities based on, arising out of or in connection with the execution, delivery or performance by Seller of this Agreement, including all liabilities of Seller for federal, state, county, local or other income, sales, use or other Taxes or assessments of any kind, including any based upon, or related to, the sale of the Purchased Assets, the dissolution of Seller or any action related to any of the foregoing.

2.4. Purchase Price; Allocation.    The purchase price (the “Purchase Price”) shall be as follows:

2.4.1. The Purchase Price for all of the Purchased Assets, other than the Closed Store Book of Business, shall be Two Million Three Hundred Thirty Six Thousand Nine Hundred Fifty Two Dollars ($2,336,952), payable as follows:

2.4.1.1. One Million Eight Hundred Eighty Six Thousand Four Hundred Nine Dollars ($1,886,409) (collectively, the “Cash Payment”), subject to reduction as provided in Schedule 8.1.4, will be paid to Seller at the Closing by wire transfer (with the reduction amount, if any, being paid to the Escrow Agent as provided for in Schedule 8.1.4).

2.4.1.2. Subject to offset as provided herein, the balance of the Purchase Price in the amount of Four Hundred Fifty Thousand Five Hundred Forty Three Dollars ($450,543) shall be paid by Buyer to Shareholder pursuant to a promissory note substantially in the form attached hereto as Exhibit B (the “Promissory Note”).  Seller consents to Buyer’s payment of the Promissory Note to the Shareholder and not to Seller.  The Promissory Note shall be dated as of the Closing Date and will provide for the principal balance to be paid in two equal installments of principal of Two Hundred Twenty Five Thousand Two Hundred Seventy One and 50/100 Dollars ($225,271.50), the first being due on March 31, 2010 and the second being due on September 30, 2010 (the “Maturity Date”), together with applicable  interest payments accruing from the Closing Date at the rate of five and 25/100 percent (5.25%) per annum.  All accrued and unpaid interest on the unpaid principal under the Promissory Note to the date of the first such installment shall be due and payable with such first installment, and all accrued and unpaid interest on the unpaid principal remaining after the payment of the first installment, from the date of the first installment to the Maturity Date, shall be due and payable with such second installment on the Maturity Date.

2.4.2. The Purchase Price for the Closed Store Book of Business shall be an amount equal to sixty percent (60%) (“Seller’s Share”) of the Net Commissions Derived from the Closed Stores during the period that begins on the Closing Date and ends on September 30, 2010 (such period being the “Payment Period”).

2.4.2.1. The term “Net Commissions Derived from the Closed Stores” means all new and renewed agency billed and direct billed commissions actually collected by the Buyer during the Payment Period from the sale, placement or renewal of insurance products to or for any Person who was a client, customer or account of the Closed Store Book of Business as of the Closing Date (each a “Closed Store Account”) (as determined pursuant to the provisions of Section 2.4.2.4) net of adjustments for unearned or return commissions and other policy audit charges actually deducted therefrom; provided, that Net Commissions Derived from the Closed Stores shall not include (a) any service fees, public adjuster fees, profit sharing payments, overrides, contingent or bonus commissions or income, interest income, or any other miscellaneous income, compensation or revenue of any kind, character or description derived, earned or realized from any source, or any commissions attributable to non-owned business, (b) commissions paid to any third party producing agent or agency or to any third party broker, (c) commissions with respect to the sale, placement or renewal of insurance products to or for any Person who was not a Closed Store Account (including any Person referred to Buyer by a Closed Store Account), or (d) commissions with respect to new insurance products (such as homeowner’s insurance placed for a Closed Store Account who did not have a homeowner’s insurance policy prior to the Closing Date) sold to or placed for any Closed Store Account.  As an illustration of the foregoing, if a Closed Store Account has an insurance policy with respect to an automobile and obtains a policy through Buyer with respect to another automobile, or if an insurance policy for a Closed Store Account is switched through Buyer from one insurance carrier to another, commissions received with respect thereto shall constitute Net Commissions Derived from the Closed Stores.

2.4.2.2. Subject to offset as provided herein, the Purchase Price for the Closed Store Book of Business shall be paid to Seller as follows:  the Seller’s Share of the Net Commissions Derived from the Closed Stores collected by the Buyer  during each calendar quarter of the Payment Period shall be remitted to BSA or DA, as the case may be, within 20 days after the end of each such calendar quarter, and each such quarterly remittance shall be accompanied by documentation, including carrier commission statements, evidencing the Net Commissions Derived from the Closed Stores actually collected by the Buyer during the applicable quarter from any insurance carriers during such quarter (or, if the 20th day is not a business day, then no later than the next business day), and information as to all Closed Store Accounts who switched insurance carriers during such prior quarter, including the name of, and subcode utilized for the particular Closed Store Account by, the new carrier.

2.4.2.3. The Buyer shall use commercially reasonable efforts to retain each Closed Store Account for the duration of the Payment Period, and for these purposes “commercially reasonable efforts” means only the same efforts that the Buyer and any Affiliate of the Buyer uses in the ordinary course of its insurance agency business to retain its own insurance agency clients, customers or accounts.  Each Closed Store Account will be assigned to the Buyer’s master producer code, but the Buyer will establish and maintain throughout the Payment Period a subcode under the Buyer’s master code which denotes that the activity associated with the subcode relates only to a Closed Store Account.  The subcode established for a particular Closed Store Account will not be changed during the Payment Period, except to reflect any Closed Store Accounts who switch insurance carriers, as provided in Section 2.4.2.2.

2.4.2.4. At the Closing, Seller will provide to Buyer Schedule 2.4.2.4 which will list, as of a date no more than five (5) business days prior to the Closing, each client, customer and account of the Closed Stores that has an active policy as of the date the schedule is provided.  The schedule will be deemed a list of the Closed Store Accounts for purposes of this Agreement, subject to adjustment in case any such Person no longer had an active policy as of the Closing Date.  In addition, at the Closing, the Seller will deliver to Buyer a computer disc which will contain all data, as of a date no more than five (5) business days prior to the Closing, relating to the Current Book of Business and the Closed Store Book of Business on the Seller’s AMS 360 client management computer system (the “AMS 360 System”).  Buyer agrees that (i) no representation or warranty is made as to the convertibility of the data contained on the disc from the AMS 360 System (the “Disc”) to any system utilized by Buyer and (ii) it shall be responsible for the payment of the amount due for the production of the Disc (the “AMS Obligation”).

2.4.2.5. The term “Closed Stores” mean only those locations of Seller identified as such on Schedule 2.4.2.5.  Any locations of Seller that are not Closed Stores shall be deemed “Open Stores” and are listed as such on Schedule 2.4.2.5.

2.4.2.6. Seller shall have the right, upon reasonable notice, to inspect Buyer’s books and records in connection with the matters provided for in this Section 2.4.2, but, except for the purposes set forth in Section 6.6.2, Seller’s right to inspect shall not continue after such time as the Purchase Price for the Closed Store Book of Business has been paid in full.

2.4.3. Subject to Section 7.5, the Promissory Note, and any payment of the Purchase Price for the Closed Store Book of Business due under Section 2.4.2., shall be subject to reduction by Buyer to offset any unsatisfied obligations of the Seller Group arising under this Agreement.  Satisfaction of any Seller Group obligations from the amounts due under the Promissory Note or under Section 2.4.2. shall not operate to waive the obligations of the Seller Group contained in this Agreement for amounts owed by Seller to Buyer in excess of the amounts offset under this Section 2.4.3, subject to the provisions of Section 7.7.

2.4.4. The Purchase Price (including the Purchase Price for the Closed Store Book of Business) shall be allocated as set forth in Schedule 2.4.4.  Buyer, on the one hand, and the Seller Group, on the other hand, have arrived at this allocation as set forth in Schedule 2.4.4 by arm’s-length negotiation and none of them will take a position (and each of them will cause their respective Affiliates not to take a position) on any Tax Return or before any Governmental or Regulatory Authority charged with the collection of any Tax or in any Proceeding that is in any manner inconsistent with the terms of Schedule 2.4.4 or this Section 2.4.4 without the prior written consent of the other parties to this Agreement.

2.5. Excluded Assets.    The Purchased Assets shall not include any of Seller’s right, title or interest in or to the following (collectively, “Excluded Assets”), all of which are excluded from the sale and purchase contemplated hereunder and shall remain the property of Seller after the Closing:

2.5.1. all cash, cash equivalents, bank deposits or similar cash items of Seller, including without limitation all customer deposit fiduciary accounts in Seller’s name;

2.5.2. all Contracts other than the Assumed Contracts;

2.5.3. all minute books, stock Records and corporate seals;

2.5.4. all prepaid expenses and security deposits (other than the Lease and Utility Security Deposits and prepaid telephone directory advertising expenses transferred to Buyer);

2.5.5. all claims for refund of Taxes and other governmental charges of whatever nature;

2.5.6. all rights of Seller under this Agreement and the documents and instruments entered into by Seller in connection with this Agreement;

2.5.7. all non-transferable Permits;

2.5.8. all rights with regard to the editorial content and page layouts comprising Seller’s internet websites;

2.5.9. all rights with respect to the personal property set forth on Schedule 2.5.9;

2.5.10. all rights with respect to amounts payable by Nonconsenting Carriers; provided, that all rights with respect to amounts payable by any Nonconsenting Carrier shall not be deemed Excluded Assets, but shall instead be deemed Purchased Assets, from and after the date such Nonconsenting Carrier appoints Buyer to sell any of its products and such carrier is no longer a Nonconsenting Carrier pursuant to the provisions of Schedule 8.1.4;

2.5.11. except as provided in Section 2.4.2.5, all rights with respect to the following licenses: (a) AMS 360; (b) Metafile; (c) Silver Plume; and (d) BSAMS;

2.5.12. all insurance policies covering Seller as the insured and all rights thereunder;

2.5.13. all Pre-Closing Overrides;

2.5.14. except as provided in Section 6.21, all rights with respect to Seller’s computer servers;

2.5.15. all rights with respect to claims against Lynn Taylor; and

2.5.16. all rights with respect to the clients, customers and accounts of the Current Book of Business who reside in the Commonwealth of Pennsylvania and who are identified on Schedule 2.5.16.

2.6. Guaranty.  Buyer’s obligation to (a) pay the Promissory Note, the Purchase Price for the Closed Store Book of Business, the Pre-Closing Overrides and an amount equal to sixty percent (60%) of the Post-Closing Overrides and (b) indemnify, defend and hold harmless Seller and Shareholder as provided for herein will be guaranteed by Matthew Grossberg (“Grossberg”) pursuant to a guaranty substantially in the form attached hereto as Exhibit C (the “Guaranty”).

2.7. Adjustment to Purchase Price.  At the Closing, an adjustment shall be made to the Purchase Price and the Cash Payment to give effect to any amounts paid by Seller with respect to the real property Leases set forth on Schedule 5.10 that relate to the period on or after the Closing Date.

3. CLOSING DATE; CLOSING DELIVERIES; TERMINATION.

3.1. Closing.    Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at such place as Buyer and Seller may mutually agree upon at 10:00 a.m. (Eastern Standard Time) on a date to be specified by the mutual consent of Buyer and Seller, which date shall be no later than five (5) business days after satisfaction or waiver of the conditions set forth in Section 8 hereof (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Buyer and Seller.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.  The Closing will be effective as of 12:01 a.m. local time on the Closing Date.  The Business will operate for the benefit of Buyer on the Closing Date.

3.2. Seller Group Deliveries at Closing.    Subject to the terms and conditions of this Agreement, on the Closing Date the members of the Seller Group, as appropriate, shall execute (as applicable) and/or deliver to Buyer:

3.2.1. a Bill of Sale in form and substance reasonably satisfactory to counsel for Buyer and the Seller Group (the “Bill of Sale”);

3.2.2. an assignment and assumption agreement with respect to the Assumed Contracts, in form and substance reasonably satisfactory to Buyer and Seller, and separate assignment and assumption agreements for each of the real estate Leases listed on Schedule 5.10;

3.2.3. any and all other third party consents required in order to transfer the Purchased Assets to Buyer, including consents to the assignment of the Assumed Contracts and estoppel certificates from all landlords with respect to each of the real estate Leases listed on Schedule 5.10 in form and substance reasonably satisfactory to Buyer, Seller and Lender and a Landlord’s Agreement substantially in the form attached hereto as Exhibit G from each such landlord; provided, however, that:

3.2.3.1. Notwithstanding the foregoing provisions of Section 3.2.3 to the contrary, Seller will not be obligated to deliver a consent with respect to any of the advertising contracts, copying machine contracts, bottled water contracts, waste removal contracts or alarm contracts set forth on Schedule 2.2.

3.2.3.2. Anything in this Agreement to the contrary notwithstanding, (a) in the event an assignment to the Buyer of any real estate Leases or other Assumed Contracts or any claim, right or benefit arising thereunder or resulting therefrom which, without the consent of the lessor, licensor or other similar parties thereto, would result in the Buyer not receiving all of the rights of the Seller thereunder, and/or (b) if any such consent has not been obtained by the Closing Date and the parties have nevertheless elected to proceed with the Closing, such Lease or other Assumed Contract shall be deemed not to have been assigned to the Buyer.  However, the obligations thereof shall nevertheless be deemed to have been assumed by the Buyer and constitute Assumed Liabilities and if requested by the Buyer, after the Closing, the parties who were unable to obtain any such consent will use reasonable commercial efforts to obtain such consent (subject to Section 6.8); provided that, if the consent is not obtained and is required to effectively assign any such Assumed Contract to the Buyer, the parties will cooperate with each other in any reasonable arrangement to provide the Buyer with the full claims, rights and benefits thereunder; the foregoing shall not be construed as a limitation on the conditions to the obligation of the Buyer to consummate the transactions contemplated hereby, including the requirement that the consents, estoppels and Landlord’s Agreements be delivered at Closing as provided for in Section 3.2.3 (subject to Section 3.2.3.1), it being understood and agreed that the Buyer shall have no obligation to consummate the transactions contemplated hereby if any such instruments are not so delivered or if any other such conditions are not fulfilled or satisfied;

3.2.4. a true, correct and complete list of the Current Book of Business as of a date not more than five (5) business days prior to the Closing Date, and Schedule 2.4.2.4 which will be a true, correct and complete list of the Closed Store Accounts as of a date not more than five (5) business days prior to the Closing Date;

3.2.5. a certificate of an officer of Seller, in form and substance reasonably satisfactory to counsel for Buyer and the Seller Group, certifying as to (i) the incumbency and signatures of the officers of Seller that have or will execute any of the Transaction Documents on behalf of Seller, (ii) the resolutions of the board of directors of each Person comprising the Seller and the Shareholder authorizing the execution, delivery and performance of the Transaction Documents, and (iii) Seller’s certificate of incorporation and bylaws;

3.2.6. to the extent applicable, evidence reasonably acceptable to Buyer’s counsel of the release of any and all Liens on the Purchased Assets;

3.2.7. evidence reasonably acceptable to Buyer that as to those employees of Seller being offered employment with Buyer, Seller has, effective as of the Closing Date, terminated all such employees from the Business and has satisfied all obligations of Seller with respect to such terminated employees (including, the payment of salary, bonuses and all other remuneration for all periods through the Closing Date, subject to Section 6.2), as required by applicable Laws (including the NY WARN), contract or otherwise;

3.2.8. an assignment of the telephone number(s), facsimile number(s) and domain names used in connection with the Business, as may be required;

3.2.9. a certificate of good standing for Seller from the jurisdiction of its organization and from each other jurisdiction in which Seller is authorized or qualified to do business, each dated not later than thirty (30) days prior to the Closing Date;

3.2.10. a certificate of the Shareholder to the effect set forth in Sections 8.1.1 and 8.1.2;

3.2.11. articles of amendment, effective on the Closing Date, evidencing the change of name of each Person comprising the Seller, as required by Section 6.14;

3.2.12. all other certificates, instruments and documents that are expressly required pursuant to this Agreement to be delivered by the Seller Group to Buyer at the Closing;

3.2.13. such other bills of sale, endorsements, assignments and such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Buyer’s counsel, as shall be effective to vest in Buyer as of the Closing Date, good and marketable title, free and clear of any Liens, to all of the Purchased Assets, and otherwise pursuant to Section 9.9 (Further Assurances);

3.2.14. a final profit and loss statement and consolidated and reconciled final balance sheet dated as of the date of closing; provided that Seller may deliver the same to Buyer not later than May 15, 2009 if the same are not delivered at Closing;

3.2.15. the Offset Escrow Agreement; and

3.2.16. a Standby Creditor’s Agreement substantially in the form attached hereto as Exhibit F (the “Standby Creditor’s Agreement”).

3.3. Buyer Deliveries at Closing.    Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall execute (as applicable) and/or deliver, or cause to be delivered, to Seller:

3.3.1. the Cash Payment;

3.3.2. the Promissory Note;

3.3.3. the Guaranty;

3.3.4. a certificate of Buyer to the effect set forth in Sections 8.2.1 and 8.2.2;

3.3.5. countersigned copies of the assignment and assumption agreements for the Assumed Contracts and real estate Leases referred to in Section 3.2.2;

3.3.6. all other certificates, instruments and documents that are expressly required pursuant to this Agreement to be delivered by Buyer to Seller at the Closing; and

3.3.7. the Offset Escrow Agreement.

3.4. Termination of Agreement.    Seller or Buyer may terminate this Agreement at any time prior to the Closing Date by giving written notice to the other under the following circumstances:

3.4.1. by mutual consent of Seller and Buyer;

3.4.2. if the Closing shall not have occurred by the close of business on or before the thirtieth (30th) day after the execution and delivery of this Agreement (or, if the 30th day is not a business day, the next business day) or such later date as Buyer and Seller may agree to in writing (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Seller, then the breaching party may not terminate this Agreement pursuant to this Section 3.4.2;

3.4.3. if either Buyer or Seller is prohibited by an Order from consummating the transactions contemplated by this Agreement, and such Order has become final and non-appealable;

3.4.4. by Buyer if, following the date of this Agreement any one or more customers representing, in the aggregate, at least ten percent (10%) of the net revenue derived from the Current Book of Business as of the date hereof terminates its or their business relationship with Seller, cancels its or their policies brokered by Seller or provides notice to Seller of its or their intent to terminate its or their business relationship with Seller or let its or their policies brokered by Seller expire without renewal;

3.4.5. by Buyer, if any of the conditions to the obligations of Buyer set forth in Section 8.1 shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition has not been waived by Buyer in writing;

3.4.6. by Seller, if any condition to the obligations of Seller set forth in Section 8.2 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition has not been waived by Seller in writing;

3.4.7. by Buyer, if there shall be a breach by any member of the Seller Group of any representation or warranty made by such member, or any covenant or agreement contained in this Agreement, in either case which would result in a failure of a condition set forth in Section 8.1 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) business days after the giving of written notice by Buyer to Seller of such breach or (ii) the Termination Date; or

3.4.8. by Seller, if there shall be a breach by Buyer of any representation or warranty made by Buyer, or any covenant or agreement contained in this Agreement, in either case which would result in a failure of a condition set forth in Section 8.2 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) business days after the giving of written notice by Seller to Buyer of such breach or (ii) the Termination Date.

3.5. Effect of Termination.

3.5.1. Subject to Section 3.5.2 below, if this Agreement is terminated by Buyer or Seller as permitted by Section 3.4, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller.  In no event shall Buyer have or incur liability to the Seller Group, or Seller Group have or incur liability to Buyer, for incidental, consequential, punitive, indirect or special damages.

3.5.2. Nothing in this Section 3.5 shall relieve any or all members of the Seller Group or Buyer of any liability for a breach of this Agreement prior to the date of termination.  The damages recoverable by Buyer upon a breach by any member of the Seller Group shall include all attorneys’ fees, and the fees of other professional advisors, reasonably incurred by Buyer in connection with the transactions contemplated hereby.  The damages recoverable by Seller Group upon a breach by Buyer shall include all attorneys’ fees, and the fees of other professional advisors, reasonably incurred by Seller Group in connection with the transactions contemplated hereby.

4. BUYER REPRESENTATIONS AND WARRANTIES.    Buyer represents and warrants to Seller as follows, knowing and intending that Seller will rely thereon in entering into and performing this Agreement:

4.1. Organization and Authority.    Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement.  The signing, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer, and no further action is required on Buyer’s part in order to authorize this Agreement or the transaction contemplated by this Agreement.  Buyer has all requisite power, authority and legal capacity to execute and deliver each Transaction Document to which it is a party, to perform its obligations under each such Transaction Document, and to consummate the transactions contemplated by each such Transaction Document.  This Agreement is the legal, valid and binding obligation of Buyer duly enforceable against Buyer in accordance with its terms.

4.2. No Conflict or Violation.    Neither the signing and delivery of this Agreement and the other Transaction Documents by Buyer nor the performance by Buyer of the transaction contemplated by this Agreement will result in:  (i) a violation or conflict with Buyer’s formation or governing documents; (ii) a violation of any Laws or any Order to which Buyer is subject; or (iii) a breach or default under any mortgage, indenture, deed of trust or other Contract to which Buyer is a party or is otherwise subject.

4.3. No Broker’s or Finder’s Fees.    No broker, finder, financial advisor or other person acting in a similar capacity has acted directly or indirectly for Buyer in connection with this Agreement or the transaction contemplated by this Agreement.

4.4. Consents and Approvals.    The signing, delivery and performance by Buyer of this Agreement and the other Transaction Documents does not require consent, approval or authorization from, or any declaration, filing, registration or notice with or to, any Governmental or Regulatory Authority or any other Person.

4.5. Appointed Carriers.  Schedule 4.5 contains a true, complete and correct list of each insurance carrier for which Buyer or any Affiliate thereof (including N.I.I. Brokerage, L.L.C. (“N.I.I.”)) has been appointed as an agent.  Except as disclosed in Schedule 4.5, (a) all of the agency agreements to which Buyer or any Affiliate thereof is a party are valid, binding and in full force and effect, (b) no notice of termination has been received by Buyer or any Affiliate thereof with respect to any agency agreement and, to the knowledge of Buyer, no insurance company has threatened to cancel or terminate any agency agreement with Buyer or any Affiliate thereof, and (c) to the knowledge of Buyer, there are no existing defaults, or events which with or without the passage of time or the giving of notice, or both, would constitute material defaults by Buyer or any Affiliate thereof or by any other party to any such agency agreements.

5. SELLER GROUP REPRESENTATIONS AND WARRANTIES.    Each member of the Seller Group, jointly and severally, represents and warrants to Buyer as follows, knowing and intending that Buyer will rely thereon in entering into and performing this Agreement:

5.1. Organization and Authority; Capitalization.

5.1.1. BSA is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  DA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has the requisite power and authority to own the Purchased Assets and to carry on the Business as presently conducted.  Seller is duly qualified, licensed and authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the Business or the character or location of the Purchased Assets makes such qualification or licensing necessary.  Copies of (i) BSA’s Certificate of Incorporation and all amendments, certified by the New York Department of State as being true and accurate, (ii) DA’s Certificate of Incorporation and all amendments, certified by the Delaware Department of State as being true and accurate, and (iii) Bylaws, as amended, certified by Seller’s respective corporate secretary as being true, accurate and complete, are being delivered to Buyer together with this Agreement.  The sole shareholder of Seller is Shareholder.  No Person has any right or option to acquire shares of Seller’s stock from Seller or Shareholder.

5.1.2. The signing, delivery and performance of this Agreement by Seller have been duly authorized by Seller’s board of directors and by Shareholder, as Seller’s only shareholder, and no further action is required on the part of Seller in order to authorize this Agreement or the transaction contemplated by this Agreement.  Each member of the Seller Group has all requisite power, authority and legal capacity to execute and deliver each Transaction Document to which it is a party, to perform its obligations under each such Transaction Document, and to consummate the transactions contemplated by each such Transaction Document.  This Agreement is the legal, valid and binding obligation of each member of the Seller Group, duly enforceable against each of them in accordance with its terms.

5.2. Operation of the Business.    The Business is conducted only by Seller and not through any Affiliate or other Person.  No Affiliate or other Person, including but not limited to any employee, broker or producer, owns or has any right or interest in the Business or any of the Purchased Assets, or any right to receive fees on account of the Business or the revenues derived therefrom.  The Business and all of the Purchased Assets are owned or held exclusively by Seller and not by any other Person.  Seller does not conduct any business or activity other than the Business.  Seller does not own, directly or indirectly, any equity, securities or other interests in any Person and, insofar as the Business is concerned, is not a member of and does not otherwise participate in any partnership, joint venture, strategic alliance or other collaborative or cooperative arrangement, whether written or oral, or whether by practice or custom or course of dealing.  Seller has no subsidiaries and no Affiliates except the Shareholder.

5.3. No Conflict or Violation.    Neither the signing and delivery of this Agreement and the other Transaction Documents by the Seller Group nor the performance by the Seller Group of the transaction contemplated by this Agreement and the other Transaction Documents will result in: (i) a violation or conflict with Seller’s certificates of incorporation or bylaws; (ii) a violation of any Laws or any Order to which Seller, the Business or any of the Purchased Assets are subject; (iii) the imposition of any Lien against the Purchased Assets; (iv) the loss, revocation or nonrenewal of any material Permit; or (v) a breach or default under any Contract to which any member of the Seller Group is a party or by which any member of the Seller Group is bound.

5.4. Ordinary Course; Absence of Certain Events.    Since December 1, 2007, except for the closure of the Closed Stores, the Business has been operated only in the ordinary course and, except as set forth on Schedule 5.4, there has been no: (i) entry into, termination of or receipt of notice of termination of or indication by any Agency or Producer of any intent to terminate any Agency Agreement or Producer Agreement to which Seller is a party; (ii) damage to or destruction or loss of any Purchased Asset; (iii) indication by any customer of Seller of an intention to discontinue or change the terms of its relationship with Seller or to cancel or not renew any policy constituting a part of the Current Book of Business or the Closed Store Book of Business (except for any discontinuance, change, cancellation or non-renewal which would not, either individually or together with other such discontinuances, changes, cancellations or non-renewals, have a material adverse effect on the Business); or (iv) other material adverse change in the Business.

5.5. Consent and Approvals.    Except as set forth on Schedule 5.5, the execution, delivery and performance of this Agreement by Seller (including, without limitation, the assignment of the Assumed Contracts, the Current Book of Business and the Closed Store Book of Business to Buyer) does not and will not require any consent, approval, appointment or authorization from, or any declaration, filing, registration or notice with or to, any Governmental or Regulatory Authority or any other Person.

5.6. Absence of Litigation.    There are, and during the past three years, there have been, no Proceedings pending or, to the knowledge of any member of the Seller Group, any claims or investigations made or Proceedings threatened against or involving Seller, the Business or the Purchased Assets except for Proceedings which have been settled for an aggregate out-of-pocket amount from Seller to the claimants of not in excess of $30,000.  There are no outstanding Orders related to the Business against any member of the Seller Group or, to the knowledge of any member of the Seller Group, any producers or employees involved on behalf of Seller in the Business.  No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller’s property, has been filed for or against Seller, nor shall Seller file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such a petition is filed by any third party, it shall be promptly discharged by Seller.  Seller has not made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they come due.

5.7. Compliance with Laws; Permits.

5.7.1. Seller (and each other member of the Seller Group insofar as it relates to the Business or the Purchased Assets) has been in the past and is now in compliance in all material respects with all Laws applicable to Seller and the Business.  No member of the Seller Group has received written notice of a violation or alleged violation of any Laws related to the Business which has not been rectified or which remains outstanding and, to the knowledge of each member of the Seller Group, no such outstanding violation exists or material violation has occurred.

5.7.2. Seller has all Permits necessary for the conduct and operation of the Business as presently conducted.  Schedule 5.7.2 lists all such Permits.  To the extent the Business is required to be operated or conducted by individuals who are duly licensed or hold applicable Permits, all such individuals have the required Permits, all of which are listed on Schedule 5.7.2.  The Permits are in full force and effect.  Except as set forth on Schedule 5.7.2, Seller has been, and is now, conducting the Business in material compliance with the Permits and, to the knowledge of the Seller Group, no Proceedings are pending or threatened to limit, not renew or revoke, or to impose or require any extraordinary action with respect to, any Permit.  Seller has timely filed all material reports, registrations, statements, renewal applications and other submissions that are required pursuant to any Permit to be filed with any Governmental or Regulatory Authority having jurisdiction over the Business.

5.8. Intellectual Property.    Schedule 5.8 lists all registered or unregistered trademarks, service marks, tradenames, business names, alternate names, patents and patent applications, registered copyrights, logos and Internet domain names and address registrations owned or used under license by each Person comprising the Seller or from which the Business otherwise benefits (collectively, “Intellectual Property”).  Seller has the right to use the Intellectual Property, and except as set forth on Schedule 5.8 or to the extent it is an Excluded Asset, Buyer will have the right to use the Intellectual Property on and after the Closing Date.  There are no Proceedings pending or, to the knowledge of the Seller Group, threatened, asserting that Seller’s use of the Intellectual Property infringes the rights of any Person.  No member of the Seller Group has knowledge of any infringement upon any Intellectual Property by any Person.

5.9. Title to Purchased Assets.    Seller has and will deliver to Buyer good title to all of the Purchased Assets, free and clear of all Liens.  Except as set forth on Schedule 5.9, each asset that is necessary for the realization of all the revenue generated by the Business or is otherwise owned, used or held for use in connection with the Business as now conducted constitutes a Purchased Asset.  No Person other than Seller owns, holds or, to the knowledge of the Seller Group, claims any beneficial interest, ownership, option to purchase or right of first refusal or Lien of any kind in or to the Purchased Assets, and none of the Purchased Assets is subject to any purchase money lien, title retention agreement or other financing arrangement.  Seller has not leased or licensed any of the Purchased Assets for use by any other Person.

5.10. Real Estate; Environmental.    Seller does not own any real property.  Schedule 5.10 contains a complete listing of the locations of Seller’s offices and all real property Leases to which Seller is a party.  No office locations are occupied by Seller under Lease or other right of use or occupancy except as set forth in Schedule 5.10.  All Leases listed in Schedule 5.10 are in full force and effect.  Seller has not subleased or licensed any of the office locations listed on Schedule 5.10 or assigned any of Seller’s rights under any real property Leases to any other Person, and no Person except Seller has the right to occupy or use the office locations listed on Schedule 5.10.  No security deposit paid by Seller under any of the Leases listed in Schedule 5.10 has been applied, refunded or otherwise disbursed by the applicable landlord.  Seller has received no written notice that Seller is in default under any of the Leases listed in Schedule 5.10.  There are no material existing defaults on the part of Seller or, to Seller’s knowledge, any other party under any of the real property Leases, and no events have occurred or conditions arisen which, with the passage of time or the giving of notice or both, would constitute a material default under any such Leases.  Schedule 5.10 accurately sets forth the actual commencement date, the scheduled expiration date, a description of any renewal options (none of which have been exercised by Seller), the current monthly base rent paid by Seller, the current security deposit posted by Seller and held by the landlord and, to the extent reasonably ascertainable by Seller, the current annual or monthly (as applicable) payments for real estate taxes, insurance premiums, and common area maintenance or other operating expenses due and payable under each of the real property Leases.  True and complete copies of the real property Leases listed in Schedule 5.10, including any amendments, have been delivered to Buyer.  Seller and the Business are in compliance in all material respects with all Environmental Laws.  Except for routine quantities of office supplies and cleaning supplies held for use in the ordinary course of the Business in compliance with Laws, the operations of the Business do not include or involve and have never included or involved any use, storage or disposal of Hazardous Materials.

5.11. Book of Business.    The list of the Current Book of Business and the Closed Store Book of Business to be delivered to Buyer at the Closing will be true, correct and complete, and such list will contain all current customers of Seller as of a date not more than five (5) business days prior to the Closing Date.  Seller has not directly or indirectly provided any third party (other than AMS) with Seller’s customer account list Client Information, or any other information comprising or concerning the Current Book of Business or the Closed Store Book of Business, and to the knowledge of the Seller Group no third party has had or currently has access to any such information other than the insurance carriers with whom business is placed for the customers of Seller.  No member of the Seller Group has received written notice of any kind (whether on a commission statement or otherwise) that any customer account comprising a portion of the Current Book of Business or the Closed Store Book of Business has canceled or non-renewed or intends to cancel or non-renew other than due to the failure to pay premiums when due in the ordinary course of business, and all such non-renewals or cancellations resulting from the failure to pay premiums when due, in the aggregate, represent less than ten percent (10%) of the total Current Book of Business (measured in terms of Gross Commission) and less than ten percent (10%) of the Seller 2008 Commission Amount.  None of the customer accounts constituting part of the Current Book of Business or the Closed Store Book of Business represents business that has been brokered by Seller on behalf of a third party.

5.12. Gross Commissions; Agency Agreements; Producer Agreements.

5.12.1. Seller’s Gross Commissions earned from the Open Stores for the annual period beginning on December 1, 2007 and ending on November 30, 2008 were not less than $2,225,669; and Seller’s Gross Commissions earned during such period from the Closed Stores was not less than $443,368.  All of Seller’s Gross Commissions from both the Open Stores and the Closed Stores during said period constitute all of Seller’s Gross Commissions earned during said period and all such Commissions derive from bona fide transactions in the ordinary course of the Business.  Schedule 5.12.1 lists and describes all agreements or other arrangements whereby Seller shares, splits or otherwise divides commissions with any third party agency, broker, producer or other Person.  Except as set forth on Schedule 5.12.1, there were no reductions or payouts in respect of either (a) the Seller 2008 Commission Amount, or (b) the amount set forth above in this Section 5.12.1 with respect to the Closed Stores and no reductions or payouts are reasonably anticipated from future Gross Commissions of the Business.

5.12.2. Schedule 5.12.2 contains a true, complete and correct list of each Agency Agreement and sets forth a true and correct list of the revenue received by Seller from each of its appointed carriers and assigned risk carriers during the twelve (12) month periods ended December 31, 2007 and December 31, 2008.  Seller has delivered to Buyer a true, complete and correct copy of each such Agency Agreement.  Except as disclosed in Schedule 5.12.2, (a) all of the Agency Agreements are valid, binding and in full force and effect, (b) no notice of termination has been received by Seller with respect to any Agency Agreement or any of Seller’s business thereunder, and to the knowledge of the Seller Group, no insurance company has threatened to cancel or terminate or modify any Agency Agreement or any of Seller’s business thereunder, (c) to the knowledge of Seller, there are no existing defaults, or events which with or without the passage of time or the giving of notice, or both, would constitute material defaults by Seller or by any other party to any such Agency Agreements, and (d) it is the intent of Seller to so transfer and assign all such business to Buyer as a part of the Purchased Assets.

5.12.3. Seller is not a party to, and neither Seller nor the Business is bound by, any Producer Agreement.

5.13. Contracts.    Schedule 5.13 sets forth a complete and correct list of all Contracts, whether written or oral, related to the Business or to which Seller is a party or by or to which the Seller or its assets or properties are bound or subject.  All of the Contracts set forth on Schedule 5.13 are in full force and effect and Seller has paid in full all amounts due to date thereunder and has satisfied in full all of its other material liabilities and obligations to date.  Seller is not in default under any Assumed Contract (true, correct and complete copies of which have been provided to Buyer) nor is any other party to any Assumed Contract in default, and there does not exist any condition which, with the giving of notice or the lapse of time or both, would constitute a material default under any Assumed Contract.

5.14. Personnel.    Schedule 5.14 sets forth (i) the name, date of hire, position and the total compensation (including base salary, commissions and other forms of compensation) of each current employee, consultant and agent of the Business (including the Executive Employee) in calendar years 2007 and 2008, and (ii) all commitments or agreements by Seller to increase the compensation or modify the conditions or terms of employment or engagement of any such employee, consultant or agent whether or not in the ordinary course of business whether or not consistent with past practice.  Seller has provided Buyer with true, correct and complete copies of all written agreements with its employees, consultants and agents (including the Executive Employee) relating to the employment of such Persons or their ability to compete with Seller or the Business, and all such agreements are listed on Schedule 5.14.

5.15. Brokers; Powers of Attorney.

5.15.1. No member of the Seller Group has employed or engaged any broker, financial advisor, finder or similar intermediary and no member of the Seller Group has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses in connection with sale of the Purchased Assets contemplated by this Agreement.

5.15.2. The Seller Group has not granted any power of attorney to any Person (other than to Buyer) for any purpose whatsoever with respect to the Business or the Purchased Assets, which power of attorney is currently in force.

5.16. Tax Matters.     Except as set forth on Schedule 5.16:

5.16.1. All federal, state and local income and franchise and all other Tax Returns required to be filed by or with respect to Seller or the Purchased Assets have been timely filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller) and such Tax Returns are true, correct and complete in all material respects.  All Taxes due and payable by or with respect to Seller or the Purchased Assets, whether or not shown on such Tax Returns, have been timely paid in full.  Seller has established appropriate accruals and reserves for Taxes with respect to current periods which are not yet due and payable.

5.16.2. All Taxes required to be withheld by Seller (including, without limitation, withholding Taxes for employees) have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority.

5.16.3. No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Seller is still in effect with any Tax Authority.

5.16.4. No deficiencies with respect to Taxes of Seller have been asserted in writing by any Tax Authority that have not been fully paid.

5.16.5. There are no audits or investigations by any Tax Authority of Seller in progress with respect to any Tax and no written notice has been received that a Tax Authority intends to commence any such audit or investigation.

5.16.6. No claim has been made in writing within the past five (5) years by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject in that jurisdiction to a Tax.

5.16.7. Seller is not a party to any Tax allocation, indemnity or sharing agreement or arrangement with respect to a Tax that could apply to the Purchased Assets after the Closing Date.

5.16.8. Seller does not pay and is not required to pay any State sales tax, Seller has not reported the payment of sales tax on any Tax Return filed by Seller, and Seller has no State sales tax liability.

5.17. Tangible Personal Property.    Schedule 5.17 sets forth a true and complete list of all material Tangible Personal Property owned or leased by Seller.  Except as set forth on Schedule 5.17, the Tangible Personal Property owned by Seller is in good working order, ordinary wear and tear excepted, and sufficient for the conduct of the Business in the ordinary course.

5.18. Inventories.    Except for routine office supplies, Seller has no inventories.

5.19. Insurance.    Schedule 5.19 contains a true, correct and complete list, and Seller has made available to Buyer true and complete copies, of all insurance policies, binders or self-insurance authorizations related to the Business or the Purchased Assets where Seller is the named insured.  Except for policy deductibles, Seller does not self-insure any type of liability claims, whether general liability or otherwise.  Seller will provide to Buyer, promptly upon request, a copy of any policy or binder or claims information referred to in Schedule 5.19.  Except as set forth in Schedule 5.19, Seller has not received notice of cancellation or non-renewal, or of any material premium increase or other material change in coverage terms, of any insurance policy related to the Business or the Purchased Assets where it is the named insured, and all such policies are in full force and effect.  Neither the Business nor the Purchased Assets are insured under any policy where Seller is not the named insured.

5.20. Employee Benefit Plans.

5.20.1. Schedule 5.20 lists every employee benefit, health, hospitalization, welfare, disability, “cafeteria”, severance, bonus, incentive compensation, life insurance, pension, profit-sharing, savings, 401(k), deferred compensation, vacation benefit, sick pay and personal time plan or benefit, and any other fringe benefit or similar plan, arrangement or practice, whether or not written, covering employees or former employees of the Business or their spouses or dependents which is currently maintained, sponsored or contributed to by Seller (collectively, “Employee Plans”).  None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA, and none of the Seller or any ERISA Affiliate has ever contributed to, maintained or sponsored any multiemployer plan.

5.20.2. Each Employee Plan (including any related trust, insurance contract or other funding vehicle), including the operation and maintenance of each such Plan and contributions if any made thereto by Seller complies with all applicable Laws in all material respects, including ERISA and the Code.  There are no Proceedings involving Seller or otherwise related to the Business with respect to any of the Employee Plans (other than routine claims for benefits in the ordinary course, none of which are, individually or in the aggregate, material) pending or, to the knowledge of Seller, threatened.

5.21. Full Disclosure.    No representation or warranty by any member of the Seller Group in this Agreement or in any of the Schedules or Exhibits attached hereto contains any untrue statement of a material fact or omits to state any fact necessary to make any statement herein or therein not materially misleading.

6. CERTAIN COVENANTS OF THE PARTIES.

6.1. Standstill Agreement.    Pending the Closing and for so long as this Agreement remains in effect, neither Seller nor Shareholder shall directly or indirectly solicit, continue or initiate any negotiations or proposals, or enter into any binding or non-binding agreements or understandings with any Person (other than Buyer), relating to any asset sale, asset transfer, acquisition, sale or exchange of stock or other equity interests, merger, reorganization or other business combination involving Seller, the Business or the Purchased Assets.

6.2. Employees.    On the Closing Date, Seller shall terminate the employment of all of its employees listed on Schedule 6.2 (the “Transferred Employees”), such that they will no longer be employed by Seller.  Buyer shall offer employment, effective as of the Closing Date, to all Transferred Employees.  Nothing herein shall require Buyer to continue the employment of any Transferred Employee for a fixed or definite period, it being understood that all such employment shall be “at-will”.  Seller shall accrue vacation, personal and sick days for its employees for all periods prior to the Closing whether or not consistent with Seller’s past practice.  Seller shall pay to all of its employees, on or before the date on which such employees would have been paid in the ordinary course for services rendered through the Closing Date, and agrees to indemnify and hold Buyer harmless from and against, all accrued and unpaid salary, bonuses, commissions, employee benefits, vacation, sick pay and other benefits or entitlements of Seller’s employees as of the Closing Date, whether pursuant to applicable Laws, contract or otherwise.

6.3. Publicity.    No publicity release or announcement concerning this Agreement or the transactions contemplated hereby will be made without written advance approval thereof by Buyer and Seller.  Buyer and Seller will cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby.  Buyer and Seller shall furnish to the other drafts of all press releases or announcements prior to their release.  Nothing herein shall be deemed to restrict Shareholder from taking whatever action is necessary to timely comply with its disclosure obligations under applicable securities Law, the Nasdaq rules, or other Governmental or Regulatory Authority.

6.4. Segregation of Assets.    After the date hereof, each of Seller, on the one hand, and Buyer, on the other hand, agree to keep their respective assets and properties segregated from the assets and properties of the other, and if for any reason, any asset or property (including any commissions or other accounts receivable) of Seller, on the one hand, or Buyer, on the other hand (for the purposes of this Section 6.4, the “Rightful Owner”) is received by or delivered to the other party (the “Recipient”), the Recipient of such asset or property shall hold such asset or property in trust for the Rightful Owner and, as soon practicable after such receipt or delivery (but in any event within three (3) business days if the funds have cleared the Recipient’s account, or, if later, within one (1) business day after clearance of such funds) transfer and deliver the same to the Rightful Owner in the same form received by or delivered to the Recipient and, to the extent required, with such endorsements as may be necessary to effect such transfer.

6.5. Restrictive Covenants.

6.5.1. Confidentiality.  No member of the Seller Group, and no officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group, will, directly or indirectly (including through any Affiliate), for itself or themselves or for any other Person, from the date hereof until the end of time or the earlier termination of this Agreement (in the event no Closing occurs), disclose, divulge, furnish or make accessible to any Person (other than Buyer or its Affiliates or authorized representatives) or in any way use in the conduct of any business or activity, any of the  Proprietary Information of Buyer or any of its Affiliates.  “Proprietary Information” means confidential or proprietary information, as such terms are most broadly defined under applicable Law and includes any information related to the Current Book of Business, the Closed Store Book of Business, or other Client Information, the Buyer’s or the Seller’s trade secrets, technical data, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or Assumed Contracts between the Seller and its clients, contracts between the Buyer and its clients, client contacts, Assumed Contracts between the Seller and insurance companies, contracts between Buyer and insurance companies, creative policies and ideas, advertising campaigns, marketing plans and budgets, and financial and business projections of the Seller or Buyer, and information about or received from clients and other companies with which the Seller or Buyer does business.  The foregoing shall be deemed Proprietary Information whether or not any such information is marked “confidential”.  The term Proprietary Information does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Seller or Shareholder learns from a third party who is either not under an obligation of confidence to the Buyer or not a client of the Buyer.    Notwithstanding anything to the contrary set forth in this Section 6.5.1, nothing in this Section 6.5.1 will prohibit  the limited disclosure of information (i) that is required to be disclosed in connection with any court action or any Proceeding before any Governmental or Regulatory Authority, (ii) in connection with the enforcement of any of the respective rights of the members of the Seller Group under this Agreement, (iii) in connection with the defense by the members of the Seller Group of any claim asserted against any such members by Buyer or (iv) to attorneys, accountants or financial advisors of the Seller Group on a “need-to-know” basis only, but only to the extent disclosure is reasonably required for the foregoing enumerated purposes.~~.~~  Anything in this Section 6.5.1 to the contrary notwithstanding, no disclosure of Proprietary Information for the limited purposes set forth in subsection (i) above shall be made until Seller has delivered written notice to Buyer of its or any other member of the Seller Group’s intention to disclose such Proprietary Information so that Buyer, at its cost, may contest the need for such disclosure, and each member of the Seller Group will provide reasonable cooperation (and will use reasonable efforts to cause its representatives to cooperate) in connection with any such Proceeding, and in any such event of disclosure of Proprietary Information, all reasonable steps will be taken to ensure that such disclosure either is made subject to a court’s order of protection reasonably limiting the disclosure, or to other reasonable limitations agreed on by the parties hereto.

6.5.2. Solicitation of Business.  During the Restricted Period, no member of the Seller Group, and no officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group, shall, directly or indirectly (including through any Affiliate), for himself, herself, itself or for any other Person solicit, service or accept insurance related business (excluding insurance underwriting and insurance premium financing) from any client, customer or account that is part of the Current Book of Business or the Closed Store Book of Business as of the Closing Date or was a customer of Seller at any time during the twelve (12) month period preceding the execution of this Agreement.  In addition, during the Restricted Period no member of the Seller Group shall directly or indirectly take or cause any action that would reasonably be expected to adversely affect Buyer’s ability to retain any of the Current Book of Business or the Closed Store Book of Business.

6.5.3. Solicitation of Employees.  During the Restricted Period, no member of the Seller Group, and no officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group, shall, directly or indirectly (including through any Affiliate), for itself or for any other Person, solicit, hire, employ, attempt to hire or employ or enter into any employment, principal-agent or similar arrangement with any Transferred Employee, nor shall any member of the Seller Group directly or indirectly (including through any Affiliate) provide to any Person the names of any Transferred Employees for any such purpose.

6.5.4. Non-Compete.  During the Restricted Period and within the Restricted Area, no member of the Seller Group, and no officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group, shall directly or indirectly (including through any Affiliate) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected to as an officer, director, employee, principal, agent, manager, representative, consultant, investor, owner, partner, joint venture or otherwise, or permit its or his name to be used by or in connection with, any business or enterprise but only with regard to, and only to the extent that such business or enterprise is engaged in, the insurance agency or brokerage business.  The foregoing shall not be construed to restrict any member of the Seller Group, or any officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group from engaging in the business of insurance underwriting or insurance premium financing; provided that in the conduct of such insurance underwriting or insurance premium financing businesses no Person who is subject to the covenants of this Section shall directly or indirectly contact the insureds except through insurance agencies or insurance brokerage firms that are not Affiliates of any member of the Seller Group.  Notwithstanding anything in this Agreement to the contrary, no member of the Seller Group shall directly or indirectly (including through any Affiliate) use or permit any other Person to use any of the trade names set forth on Schedule 6.5.4  (other than “DCAP” if included therein) for any purpose after the date of this Agreement.

6.5.5. Materiality; Adequate Consideration.  Buyer, Seller and Shareholder agree that the covenants set forth in this Section 6.5 are a material and substantial part of the transaction contemplated by this Agreement.  Seller and Shareholder further agree, acknowledge and intend that the covenants set forth in this Section 6.5 shall be fully enforceable against them, jointly and severally, irrespective of the amount of the Purchase Price being allocated to such covenants.  EACH OF SELLER AND SHAREHOLDER AGREE THAT IT HAS RECEIVED ADEQUATE CONSIDERATION FOR THE COVENANTS PROVIDED FOR IN THIS SECTION 6.5 AND THAT SUCH COVENANTS ARE REASONABLE AND NECESSARY TO PROTECT THE INTERESTS OF BUYER AND ITS AFFILIATES AND TO INDUCE BUYER TO ENTER INTO THIS AGREEMENT.

6.5.6. Remedies.

6.5.6.1. Each member of the Seller Group acknowledges that any breach of this Section 6.5 will cause irreparable harm to Buyer for which damages at law would not provide reasonable or adequate compensation.  As a result, Buyer shall be entitled to have the provisions of this Section 6.5 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages as well as to an equitable accounting of all earnings, profits, and other benefits arising out of any violation of this Section 6.5, including estimated future earnings.  Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any other right or remedy Buyer may have under this Agreement or otherwise at law or in equity.  Except as specifically set forth in Section 6.5.9, nothing in this Section 6.5 shall be construed as prohibiting Buyer from pursuing any other remedy or remedies existing in its favor.  The Restricted Period shall not expire, and shall be tolled, during any period in which any member of the Seller Group (or any officer, director, employee or agent [including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky] of any member of the Seller Group) is in violation of any of the covenants set forth in this Section 6.5; and all restrictions shall automatically be extended by the period of violation of any such restrictions and covenants.  Each of the covenants and agreements contained in this Section 6.5 is separate, distinct and severable not only from each other covenant but also from the other and remaining provisions of this Agreement or any other written or oral agreement between the Buyer and any member of the Seller Group (or any officer, director, employee or agent [including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky] of any member of the Seller Group) and shall be construed as agreements independent of any other agreement between the Buyer and any member of the Seller Group.

6.5.6.2. Notwithstanding the provisions of Section 6.5.6.1 to the contrary, the covenants contained in this Section 6.5  shall terminate and be of no further force or effect if (i) an Event of Default (as defined in the Promissory Note) shall occur and continue beyond all applicable grace, notice and cure periods or (ii) Buyer shall default in its obligation to pay to Seller (a) any portion of the Purchase Price for the Closed Store Book of Business pursuant to Section 2.4.2 or (b) any portion of the Overrides pursuant to Section 6.1.8, and such default shall continue unremedied for a period of ten (10) days after notice of default is given by Seller to Buyer; provided, however, that the foregoing provisions of this Section 6.5.6.2 shall be inapplicable with respect to any setoff claimed in good faith by Buyer against (i) the Promissory Note, (ii) any portion of the Purchase Price for the Closed Store Book of Business pursuant to Section 2.4.2, or (iii) any portion of any Post-Closing Overrides pursuant to Section 6.1.8.2, provided that the setoff amount is deposited into escrow pursuant to the terms of this Agreement and the Promissory Note.

6.5.7. Non-Disparagement.  After the Closing, (i) neither Seller nor Shareholder, nor any officer, director, employee or agent (including Barry B. Goldstein, Barry Lefkowitz or Victor Brodsky) of any member of the Seller Group shall, directly or indirectly, disparage Buyer or any of its members, managers, officers, employees or agents or the Business, and (ii) neither Buyer nor any member, manager, officer, employee or agent (including Matt Grossberg or Todd Yomtov) shall, directly or indirectly, disparage Seller or Shareholder or any of their respective officers, directors, employees or agents or the business of Seller or Shareholder.

6.5.8. Successor Rights.  The covenants contained in this Section 6.5 shall inure to the benefit of any successor in interest to Buyer by way of merger, consolidation, sale or other succession.

6.5.9. Liquidated Damages.  If any member of the Seller Group directly or indirectly breaches any of its undertakings in this Section 6.5 and as a result any account comprising a part of the Current Book of Business or the Closed Store Book of Business transferred to Buyer curtails or takes any of its business away from Buyer or places any insurance business or other insurance-related business with anyone other than Buyer, Buyer shall have the right, at its sole option, to recover liquidated damages from the Seller Group.  For each diverted account, Buyer’s liquidated damages shall be an amount equal to two hundred percent (200%) of the gross annualized commissions and other revenues realized by Buyer and/or Seller, as the case may be, in respect of the diverted account during the twelve (12) months preceding the diversion date.  The Seller Group acknowledges that (i) it would be difficult to calculate Buyer’s damages for business diverted as a result of violation of the undertakings in this Section 6.5, (ii) an industry rule of thumb for valuing insurance agencies is 200% of revenues, with major accounts potentially being worth much more to an insurance agency than 200% of their annual revenue and, therefore, (iii) liquidated damages as provided for in this Section 6.5.9 represent a fair, reasonable and appropriate approximation of Buyer’s damages, and should not be considered punitive or a penalty.  The Seller Group must pay liquidated damages as calculated in this Section 6.5.9 within ten (10) business days after receipt of Buyer’s written demand.  After that, any unpaid liquidated damages shall accrue interest at a fluctuating annual rate equal to three hundred (300) basis points over the prime rate of leading money center banks reported in The Wall Street Journal, as such prime rate may change from time to time.  Buyer shall have the right to off-set any unpaid liquidated damages and interest against any amounts payable to Seller by Buyer, provided that any amount so offset is paid to the Escrow Agent to be held pursuant to the terms of the Offset Escrow Agreement.  Buyer shall have no obligation to require the Seller Group to pay the liquidated damages described above and may instead exercise any or all of its remedies set forth in Section 6.5.6; provided, however, that if Buyer elects to require the Seller Group to pay liquidated damages in accordance with this Section 6.5.9, upon payment in full by the Seller Group to Buyer of the amounts due pursuant to this Section 6.5.9, Buyer shall cease pursuit of and be deemed to waive all other remedies available to Buyer only with respect to the specific breach giving rise to the payment of such liquidated damages and with respect to the particular account.

6.5.10. Key Employees.  Each of Barry B. Goldstein, Barry Lefkowitz and Victor Brodsky (collectively, the “Key Employees”) agree to be bound by the restrictions set forth in Section 6.5; provided, however, that the parties agree that, in the event of any violation by any of the Key Employees of such restrictions, Buyer’s sole remedy and relief against them shall be injunctive and other equitable relief and under no circumstances shall any of the Key Employees be liable for any monetary or other damages at law or otherwise.  The foregoing shall not be construed as a limitation on the obligations of the Seller Group pursuant to Section 6.5 in the event of a violation of the restrictions set forth therein by any of the Key Employees.

6.6. Access to Information.

6.6.1. Seller agrees that, prior to the Closing Date, Buyer and/or its lenders, legal and financial representatives shall be entitled to make such investigation of the properties, businesses and operations of the Business and such examination of the books and Records of the Business and the Purchased Assets as they reasonably request and to make extracts and copies of such books and Records, and, prior to and after the Closing Date, the Seller Group shall use commercially reasonable efforts to furnish Buyer and its representatives with such financial, business and operating data of Seller as may be required or reasonably requested by Buyer.  Any information about Seller obtained by Buyer pursuant to this Section 6.6 or any other provision of this Agreement which is proprietary, confidential or not generally known to the public or within the industry and which is unrelated to the Business or the Purchased Assets shall be treated as confidential and shall not be disclosed to any other Person or used or exploited by Buyer for so long as such information otherwise remains confidential, proprietary or not generally known to the public or to the industry; provided, however, that nothing in this Section 6.6 shall prohibit the limited disclosure of information (i) that is required to be disclosed in connection with any Proceeding before any Governmental or Regulatory Authority, (ii) in connection with the defense by Buyer of any claim asserted against it by any member of the Seller Group, or (iii) to attorneys, accountants or financial advisors of Buyer on a “need-to-know” basis only.  Anything in this Section 6.6 to the contrary notwithstanding, no disclosure of information for the limited purposes set forth in subsection (i) above shall be made until Buyer has delivered written notice to Seller of its intention to disclose such information so that Seller, at its cost, may contest the need for such disclosure, and Buyer will provide reasonable cooperation (and will use reasonable efforts to cause its representatives to cooperate) in connection with any such Proceeding, and in any such event of disclosure of information, all reasonable steps will be taken to ensure that such disclosure either is made subject to a court’s order of protection reasonably limiting the disclosure, or to other reasonable limitations agreed on by the parties hereto.  Nothing herein shall be deemed to limit the obligations of Buyer pursuant to the letter agreement dated February 27, 2008 between Shareholder and N.I.I. (the “Confidentiality Agreement”), which agreement Buyer hereby adopts, and agrees to be bound by, as if a signatory thereto.  The Confidentiality Agreement shall be deemed terminated effective upon the Closing and, to the extent any of the provisions of the Confidentiality Agreement are inconsistent with the provisions of this Agreement, the provisions hereof shall prevail.  Without limiting the generality of the foregoing, Seller agrees that the provisions of the Confidentiality Agreement shall not limit the representations, warranties and covenants provided for in this Agreement and acknowledges that, prior to the Closing, Buyer may communicate with certain Business Associates (as defined in the Confidentiality Agreement), including Seller’s employees and insurance carriers, for the purpose of entering into business relationships with them that will take effect upon the Closing.

6.6.2. On and after the Closing Date, Buyer agrees that, upon reasonable notice, Seller shall be entitled to review and make copies of all data and Records comprising a portion of the Purchased Assets, but only to the extent such data and Records relate to the period prior to the Closing Date and only to the extent (i) requested or required by, or needed in connection with a filing with, or report to, a Governmental or Regulatory Agency, (ii) related to a Proceeding, a Prior Claim, or the defense by Seller or Shareholder of any claim asserted against it by Buyer, (iii) required, or requested by the accountants for Seller and/or Shareholder, in connection with the preparation of financial statements or with respect to tax matters or (iv) otherwise required by Seller or Shareholder to fulfill any obligation to any Person.

6.7. Conduct of the Business Pending the Closing.

6.7.1. Prior to the Closing, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Buyer, Seller shall:

6.7.1.1. conduct the Business only in the ordinary course consistent with past practice and in compliance with applicable Law; and

6.7.1.2. use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, (B) preserve the present relationships with customers, clients and accounts of the Business, (C) maintain and keep in full force and effect all Permits necessary for the operation of the Business, and (D) maintain all existing insurance policies with respect to the Business and the Purchased Assets through the Closing Date.

6.7.2. Except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of Buyer, Seller shall not directly or indirectly:

6.7.2.1. subject any of the Purchased Assets to any Lien;

6.7.2.2. acquire any material properties or assets that would constitute Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets outside of the ordinary course of Business;

6.7.2.3. terminate or cause to be terminated, or agree to any material amendment or modification to, any of the Agency Agreements or Producer Agreements;

6.7.2.4. enter into any Contract affecting any of the Purchased Assets outside of the ordinary course of Business;

6.7.2.5. curtail any existing marketing or advertising programs;

6.7.2.6. take any action that would be reasonably expected to be likely to have a material detrimental effect on the goodwill of the Business or the existing relationships with clients, customers, accounts, employees or other Persons having dealings with the Business;

6.7.2.7. do or omit to do anything which will result or which would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of Seller contained in this Agreement;

6.7.2.8. engage in any stock or asset purchase, merger, business combination or other acquisition transaction or otherwise acquire the operating assets or going business of any other Person; or curtail, transfer, sell or otherwise dispose of any segment of the Business to any Person, or enter into any Contract to do any of the foregoing; or

6.7.2.9. enter into any agreement or commitment to do anything prohibited by this Section 6.7.

6.8. Consents.    Seller shall, at its expense, use its best efforts, and Buyer shall cooperate with Seller, to diligently pursue and obtain all written consents and approvals required to consummate the transaction contemplated by this Agreement, including, the consents and approvals referred to on Schedule 5.5 hereof (subject to Section 3.2.3.1); provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any Proceedings to obtain any such consent or approval.  At Seller’s reasonable request, Buyer shall cooperate with Seller in connection with Seller’s requests for consent or approval, including furnishing evidence of Buyer’s financial capacity and ability to perform, and attending meetings or otherwise participating in communications with Persons from whom such consent or approval is being requested.

6.9. Permits.    If any Permits must be reissued in Buyer’s name rather than being transferred by Seller, Buyer will initiate the necessary applications and Seller will cooperate with Buyer in effectuating the reissuance of such Permits in Buyer’s name, including confirming to any Governmental or Regulatory Authority Seller’s readiness to surrender the Permits in Seller’s name upon their reissuance to Buyer.  Until each such Permit shall have been transferred to Buyer or reissued in Buyer’s name, Seller shall use its best efforts and cooperate with Buyer and take such steps, at Buyer’s request and expense, as may be necessary to secure to Buyer the operational benefits and practical use of such Permit, including maintaining the Permit in effect in Seller’s name, complying with any conditions or requirements applicable under the Permit, and exercising or enforcing for Buyer’s benefit the rights of the named holder under the Permit.

6.10. Best Efforts.    Each of Buyer and Seller shall use its best efforts to (i) take all actions and do all things necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.11. Bulk Sales.    Seller shall comply with any and all requirements and provisions of any “bulk-transfer” or similar Laws in each applicable jurisdiction that may apply with respect to the sale of any or all of the Purchased Assets to Buyer.

6.12. Notice of Certain Events.    Prior to Closing, Seller will with reasonable promptness (but in any event within five (5) business days of Seller learning of the circumstances or event) notify Buyer of any circumstance or event involving, or action by, Seller or otherwise, (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of the Seller Group contained in this Agreement not being true, accurate and complete in any material respect immediately thereafter or on the Closing Date, (iii) which otherwise has or can reasonably be expected to have a material adverse effect on the Business or the Purchased Assets.

6.13. Update Schedules.    Prior to Closing, Seller shall with reasonable promptness (but in any event within five (5) business days of Seller learning of the changed or new information) disclose to Buyer in writing any information set forth in the Schedules hereto which no longer obtains and any information of the nature of that set forth in such Schedules which arises after the date of this Agreement and which would have been required to be included in the Schedules if such information had obtained on or prior to the date of this Agreement; provided, however, that no amendment or supplement by Seller pursuant to this Section 6.13 shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation or breach of warranty which existed prior to such amendment or supplement.

6.14. Seller’s Change of Name.    Effective as of the Closing Date, Seller will adopt and file articles of amendment to change Seller’s corporate name to delete all references to the terms “Accurate” and “Barry Scott” or any variants or derivatives of such terms, and Seller, the Shareholder and their Affiliates shall cease to use the names “Accurate Insurance” and “Barry Scott Insurance Agency” (and all variants thereof), and all other trade names or service names (and any variants or derivatives of such names) ever used by Seller prior to the Closing (other than “DCAP”).  Seller will also transfer to Buyer, effective as of the Closing Date, Seller’s registrations for all Internet domain names used in the Business.  Notwithstanding the foregoing, Seller will retain all rights in the editorial content and page layouts comprising Seller’s Internet websites.  From and after the Closing Date, subject to the terms of this Section 6.14, Buyer will, as between Buyer, Seller, the Shareholder and their Affiliates, have the sole and exclusive right to use and exploit the trade names “Accurate Insurance”, “Barry Scott Insurance Agency” and any variants or derivatives of such trade names.

6.15. Errors and Omissions Insurance.    Within thirty (30) days after the Closing, Seller shall at its expense obtain a tail errors and omissions liability insurance policy with respect to matters occurring prior to the Closing, effective as of the Closing Date and providing continuous coverage for no less than three (3) years from and after the Closing Date (the “Tail E&O Policy”).  The Tail E&O Policy must provide at least the same coverage, and contain terms and conditions which are no less advantageous to Seller, as the errors and omissions liability insurance policy most recently maintained by Seller prior to the Closing.  Seller shall provide Buyer with a true and complete copy of the Tail E&O Policy, together with proof of payment of the applicable premium, on or before the expiration of the 30-day period referenced above.

6.16. Return Commissions.    Buyer shall be responsible for and shall indemnify and hold Seller harmless from all losses, claims, damages, costs and expenses in connection with any and all unearned or return commissions and other policy audit charges arising from policy cancellations relating to (a) the Current Book of Business transferred to Buyer for all policy years which commence prior to the Closing and (b) the Closed Store Book of Business to the extent that such unearned or return commissions and other policy audit charges are offsets pursuant to the provisions of Section 2.4.2.1 or otherwise appear on statements of insurers that are received on or after the Closing Date (collectively, “Unearned Commissions”).

6.17. Receipt of Commissions Post-Closing.    All commissions received by Seller or Buyer on or after the Closing Date with respect to policies or policy renewals with an effective date before, on or after the Closing Date shall constitute the property of Buyer.  Except as set forth in Section 6.18, all contingency, bonus and profit sharing payments paid on or after the Closing Date shall constitute the property of Buyer, regardless of the period to which such payments relate.

6.18. Override Amounts.

6.18.1. All override amounts received by Seller or Buyer on or after the Closing Date from Progressive Insurance Company or its Affiliates (“Progressive”) that relate to the period prior to the Closing Date (“Pre-Closing Overrides”) shall constitute the property of Seller.  In the event that the Closing Date is not the first day of a calendar month, any override amounts for the month in which the Closing falls shall be considered Pre-Closing Overrides on a pro rata basis, i.e., based upon the number of calendar days in the month that fall prior to the Closing Date as compared to the total number of days in the month.  Any Pre-Closing Overrides received by Buyer shall be paid to Seller promptly.

6.18.2. All override amounts received by Seller or Buyer on or after the Closing Date from Progressive that relate to the period on and after the Closing Date and through September 30, 2010 (the “Post-Closing Overrides” and together with the Pre-Closing Overrides, the “Overrides”) shall constitute the property of Buyer; provided, however, that subject to offset as provided herein, Buyer shall pay to Seller an amount equal to sixty percent (60%) of the Post-Closing Overrides.  Such amounts will be paid to Seller within 20 days after the end of each calendar quarter (or, if the 20th day is not a business day, then no later than the next business day).

6.18.3. Each remittance made pursuant to this Section 6.18 shall be accompanied by Progressive statements evidencing the amount of the Overrides paid for each month.

6.19. Client Deposits.    Seller and Buyer acknowledge and agree that Buyer is not purchasing or assuming any customer or client deposits held by Seller in fiduciary accounts (“Client Deposits”).  Following the Closing, it shall be Seller’s responsibility to pay and remit all premium and other amounts held or received by Seller in fiduciary accounts as and when due to the applicable insurance carriers or third party wholesalers and brokers, and Seller and Shareholder shall indemnify, defend and hold Buyer harmless from and against any and all Adverse Consequences which may be asserted against, imposed on or incurred by Buyer as a result of or in connection with Seller’s failure to timely pay and remit all Client Deposits.  If Seller shall receive any Client Deposits after the Closing, it shall immediately notify Buyer in writing of the name of the client and the amount received.

6.20. Client Notification; Transition of Business.

6.20.1. Effective upon the Closing, Buyer may prepare and forward to the clients of the Business, or to such portion of the clients as Buyer may elect, and/or to such insurance carriers as Buyer may deem appropriate, a notice from Buyer informing the clients of the transition of the Business and directing them to remit all future payments to Buyer at the address specified by Buyer.  If requested by Buyer, Seller shall join in any such notice.  Buyer shall be responsible for the costs of preparing and mailing the notice.

6.20.2. From and after the Closing, Seller and Shareholder agree to reasonably cooperate with Buyer in connection with Seller’s transition of the Business to Buyer.

6.21. Computers, Client Management Systems and Files.    Buyer acknowledges that certain computers and monitors used by Seller and described on Schedule 6.21 (the “Computers”) are leased by BSA.  Following the Closing, Buyer shall have the right to use the Computers where currently located, without charge, during the lease term for the Computers which expires on May 31, 2011 (the “Lease Expiration Date”).  Seller shall, at Seller’s cost and expense, pay and perform all Seller’s obligations under all Leases covering the Computers through the Lease Expiration Date.  On or about the Lease Expiration Date, Seller agrees to purchase the Computers and thereupon sell the Computers to Buyer for a purchase price of $1.  In addition, (a) at the Closing, Seller shall convey to Buyer all of its right, title and interest to its physical files relating to the Current Book of Business and the Closed Store Book of Business, which files Buyer shall remove from Seller’s premises promptly following the Closing, and (b) following the Closing, Buyer shall have the right to use, without charge, Seller’s computer servers and client management systems relating to the Current Book of Business and the Closed Store Book of Business.

6.22. Premium Financing.    Following the Closing and through January 31, 2018, Buyer will refer each of its customers who desire premium financing to Payments Inc. and its successors and assigns (“Payments Inc.”), and only to Payments Inc.  Buyer acknowledges and agrees that it shall not be entitled to any compensation for such referrals or otherwise in connection with any premium financing provided; and Seller acknowledges that Buyer may charge any such customers fees and service charges in connection with such premium financing, and Seller agrees that Seller shall not be entitled to any portion of any such fees and charges.

7. INDEMNIFICATION.

7.1. Indemnification by Buyer.    Buyer shall indemnify, defend and hold Seller and Shareholder and each of Seller’s and Shareholder’s officers, directors, employees, representatives and Affiliates harmless from and against, and shall reimburse Seller and Shareholder on demand on account of, any and all Adverse Consequences which may be asserted against, imposed on or incurred by any of them as a result of or arising out of or in any manner relating or attributable to (a) any misrepresentation or breach by Buyer of any representation or warranty made by Buyer in this Agreement or any document delivered by Buyer pursuant to this Agreement, (b) any breach or non-fulfillment by Buyer of any of its covenants or obligations contained in this Agreement or any document delivered by Buyer pursuant to this Agreement, (c) Buyer’s operation of the Business, ownership of the Purchased Assets and use of the Computers after the Closing Date, or (d) the Assumed Liabilities.

7.2. Indemnification by the Seller Group.    Each of Seller and Shareholder, jointly and severally, shall indemnify, defend and hold Buyer and each of its officers, directors, members, managers, employees, representatives, Affiliates, successors and assigns harmless from and against, and shall reimburse Buyer on demand on account of, any and all Adverse Consequences which may be asserted against, imposed on or incurred by any of them as a result of or arising out of or in any manner relating or attributable to (a) any misrepresentation or breach by any member of the Seller Group of any representation or warranty made by Seller or Shareholder in this Agreement or any document delivered by Seller or Shareholder pursuant to this Agreement, (b) any breach or non-fulfillment by Seller or Shareholder of any of their respective covenants or obligations contained in this Agreement or any document delivered by Seller or Shareholder pursuant to this Agreement, (c) Prior Claims or any other Liabilities of Seller or the Business (other than Assumed Liabilities), including any failure of Seller to pay, perform, discharge or satisfy any Prior Claims or any such other Liabilities (other than Assumed Liabilities), (d) any noncompliance with any bulk sales Laws in connection with the sale and transfer of the Purchased Assets to Buyer, or (e) Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing Date.

7.3. Indemnification Procedure for Third-Party Claims.    Any Persons entitled to indemnification under this Agreement (the “Indemnified Parties”) receiving notice of a claim from a third party will promptly give notice of the claim to the party under this Agreement required to provide indemnification (the “Indemnifying Party”); provided, however, that the failure to give notice will not relieve or otherwise affect the Indemnifying Party’s obligations under this Section 7 with respect to such claim, except to the extent that the failure to give notice demonstrably prejudices or otherwise impairs the Indemnifying Party’s ability to defend against or contest the claim.

7.3.1. The Indemnifying Party will be entitled at its own cost and expense to contest and defend any third-party claim; provided, however, that the Indemnifying Party will not be entitled to contest and defend any claim that seeks relief that, if successful, would be reasonably likely to have a material adverse effect on the business of the Indemnified Party (a “Material Claim”) (it being understood that a claim that only seeks monetary relief shall not be considered a Material Claim); provided, further, that the Indemnifying Party will notify the Indemnified Parties within a reasonable period of time, not to exceed twenty (20) days after receipt of notice of the third-party claim, that the Indemnifying Party intends to so contest.  The contest will be conducted by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Parties, but any of the Indemnified Parties will have the right to participate in the Proceedings and to be represented by attorneys of their own choice, at their own cost and expense.  The Indemnifying Party will otherwise be responsible for the costs and expenses of the defense, including payment of any judgment, award or settlement amount for which the Indemnifying Party is liable under this Section 7.

7.3.2. If the Indemnifying Party does not elect within the 20-day period to contest any third-party claim which is not a Material Claim, or if the third-party claim is a Material Claim, the Indemnified Parties will be entitled to defend or otherwise deal with the claim.  The Indemnifying Party will have the right to participate in the Proceedings and to be represented by attorneys of its own choice, at its own cost and expense.  At any time after taking over defense or contest of a third party claim, the Indemnified Parties may elect to pay or compromise the third-party claim with the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and the Indemnifying Party will be bound by such action and will indemnify the Indemnified Parties with respect to such action in accordance with this Section 7.

7.3.3. The Indemnified Parties will provide reasonable assistance to the Indemnifying Party in its defense or contest of third-party claims, including document production, responses to discovery and making the present or former employees, contractors and agents of the Business available for depositions and trial testimony.  The party conducting the defense or contest of a third-party claim which is subject to indemnification will keep the other party to this Agreement reasonably informed as to the status of the defense or contest.

7.3.4. Notwithstanding anything to the contrary contained in this Section 7, the Indemnifying Party will not have the right to settle or compromise any third-party claim without the Indemnified Party’s consent if the Indemnified Party reasonably concludes that the settlement or compromise could materially and adversely affect the Indemnified Party, or, in the case of Buyer, materially impair Buyer’s ability to continue to conduct the Business consistent with the manner in which the Business was conducted by Seller; provided, however, that the Indemnifying Party will have the right to settle or compromise any third-party claim without the Indemnified Party’s consent if the settlement or compromise includes as an unconditional term the giving by all claimants or plaintiffs to the Indemnified Party of a release from all liability in respect of the claim and if no injunctive or other equitable relief would be imposed against the Indemnified Party pursuant to or as a result of such settlement.

7.4. Survival.    All covenants and obligations on the part of Seller and Buyer in this Agreement, or in any document delivered pursuant to this Agreement at Closing or otherwise, will survive the Closing.  Notwithstanding any investigation by or on behalf of Buyer or Seller, all representations and warranties of Buyer, Seller and Shareholder in this Agreement, or in any documents delivered pursuant to this Agreement at Closing or otherwise, will survive the Closing for a period of two (2) years, provided, however, that (i) the representations and warranties in Section 5.16 with respect to Taxes shall survive until ninety (90) days after the expiration of the applicable statute of limitations; and (ii) the representations and warranties in Section 5.9 with respect to Seller’s title to the Purchased Assets shall survive indefinitely.  Notwithstanding anything to the contrary contained in this Agreement, any representation or warranty on the part of Seller and Buyer in this Agreement will survive indefinitely to the extent a claim with respect thereto has been submitted in writing prior to the applicable survival expiration date.

7.5. Right of Set-Off.    Subject to the provisions of Section 7.3 hereof, Buyer shall have the right (but shall not be obligated) to set-off against the Promissory Note, or to set-off against the Purchase Price for the Closed Store Book of Business pursuant to Section 2.4.2, or any portion of the Post-Closing Overrides payable to Seller pursuant to Section 6.18.2, any Adverse Consequences with respect to which Buyer is entitled to indemnification under Section 7.2 but has not been indemnified in full by Seller or Shareholder~~.~~; provided, however, that any amount so set-off (other than any amount set off with respect to a claim by any third party) (“Direct Claim”) shall be paid to the Escrow Agent, to be held pursuant to the provisions of the Offset Escrow Agreement.  Amounts held in escrow pursuant to the Offset Escrow Agreement shall be disbursed by the Escrow Agent only as set forth therein. The principal amount of the Promissory Note, or any payment due Seller pursuant to either Section 2.4.2 or Section 6.18.2 shall not be deemed to constitute a limit or cap on the amount of any indemnification required to be provided pursuant to this Agreement, or preclude any Indemnified Party from recovering the full amount of all Adverse Consequences, subject to the provisions hereof.

7.6. Purchase Price Adjustment.    All indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price.

7.7. Limitations.    Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Section 7, (a) Seller and Shareholder  shall not be liable unless and until the aggregate Adverse Consequences to the Indemnified Parties resulting from such otherwise indemnifiable matters shall exceed a cumulative aggregate of thirty thousand dollars ($30,000) (the “Indemnification Threshold”) (with Seller and Shareholder being responsible for all Adverse Consequences that exceed the Indemnification Threshold), and (b) the aggregate amount of any payments that shall be payable by Seller and Shareholder as a result of any claims for indemnification made hereunder shall be limited to the Purchase Price.

7.8. Other Rights and Remedies.    Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnified  Party directly or indirectly bring any claim with respect to any matter for which there is a basis for indemnity under this Agreement except pursuant and subject to the terms, conditions and limitations (including time periods) contained in this Section 7 whether for breach of contract, or based on any other theory of recovery whatsoever.

7.9. Tax Benefit.    The amount of any Adverse Consequences suffered by any Indemnified Party shall be reduced by the amount, if any, of the present value of any federal, state or local income tax benefit (net of reasonable expenses incurred in obtaining such benefit) such Indemnified Party shall have enjoyed, and if such a benefit is enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Adverse Consequences (an “Indemnity Payment”), then a refund equal in aggregate amount to the benefit, net of reasonable expenses and tax or other costs incurred in obtaining such benefit, shall be made promptly to the party making such Indemnity Payment.

7.10. Insurance; Time Value of Money.    In the event that an Indemnified Party recovers any insurance proceeds from any policies which are then in force which cover any Adverse Consequences, the amount which the Indemnified Party shall be entitled to recover from the Indemnifying Party for such Adverse Consequences shall be reduced by the amount of insurance proceeds actually recovered.  The amount of any Adverse Consequences that are future Adverse Consequences shall be reduced to their present value as of the date of payment therefor, using reasonable and appropriate assumptions.

8. CONDITIONS TO CLOSING.

8.1. Conditions Precedent to Obligations of Buyer.    The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by applicable Law):

8.1.1. the representations and warranties of the Seller Group set forth in this Agreement shall continue to be true and correct in all material respects, on and as of the Closing Date, except (i) for those representations and warranties already qualified by the word “material”, in which case they shall continue to be true and correct on and as of the Closing Date in all respects, and (ii) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

8.1.2. Seller shall have performed and complied with in all material respects all covenants and obligations contained in this Agreement and required to be performed or complied with on Seller’s part at or prior to the Closing;

8.1.3. there shall have occurred between the date hereof and the Closing Date no facts or circumstances that give rise to a material adverse effect on the Business, assets, properties, results of operations or financial condition of Seller or the Purchased Assets (taken as a whole), or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement;

8.1.4. the insurance carrier under such each Agency Agreement to which Seller is a party as set forth on Schedule 5.12.2 shall have consented to the appointment of Buyer to sell such carrier’s products; provided, however, that the receipt of such consent to appointment by any particular insurance carriers shall not be a condition hereunder to the extent that the aggregate Gross Commissions paid during the twelve months ended November 30, 2008 by all such insurance carriers whose consent to appointment is not obtained did not exceed ten percent (10%) of the Seller 2008 Commission Amount, provided that there shall be a reduction in the Purchase Price as provided for on Schedule 8.1.4 to account for the failure to obtain such consents to appointment; provided further, however, that if any such consent to the assignment of any Producer Agreement has not been obtained, the wholesaler or other Person under such Producer Agreement shall have consented to the appointment of Buyer to sell such wholesaler’s or other Person’s products;

8.1.5. subject to Section 3.2.3.1, any required consent to the assignment of the Assumed Contracts (including that of Progressive to the assignment of the Progressive Agreement to Buyer), and any other consent set forth on Schedule 5.5 shall have been obtained in writing (subject to Section 8.1.4);

8.1.6. Seller shall have delivered, or caused to be delivered, to Buyer all items set forth in Section 3.2 (subject to Sections 3.2.3.1 and 8.1.4);

8.1.7. no Order by a Governmental or Regulatory Authority shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no Proceeding shall be pending or threatened which seeks to enjoin or which challenges the validity of this Agreement or the consummation of the transactions contemplated hereby;

8.1.8. Shareholder shall have loaned to Grossberg the sum One Hundred Thousand Dollars ($100,000) (the “Loan”).  The Loan shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit E (the “Grossberg Promissory Note”).  The Grossberg Promissory Note shall be dated as of the Closing Date and will provide for the principal balance to be paid in two equal installments of principal of Fifty Thousand Dollars ($50,000.00), the first being due on March 31, 2010 and the second being due on September 30, 2010 (the “Grossberg Maturity Date”), together with applicable  interest payments accruing from the Closing Date at the rate of five and 25/100 percent (5.25%) per annum.  All accrued and unpaid interest on the unpaid principal under the Grossberg Promissory Note to the date of the first such installment shall be due and payable with such first installment, and all accrued and unpaid interest on the unpaid principal remaining after the payment of the first installment, from the date of the first installment to the Grossberg Maturity Date, shall be due and payable with such second installment on the Grossberg Maturity Date; and

8.2. Conditions Precedent to Obligations of Seller.    The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

8.2.1. the representations and warranties of Buyer set forth in this Agreement shall continue to be true and correct in all material respects, on and as of the Closing Date, except (i) for those representations and warranties already qualified by the word “material”, in which case they shall continue to be true and correct on and as of the Closing Date in all respects, and (ii) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

8.2.2. Buyer shall have performed and complied with in all material respects all covenants and obligations contained in this Agreement and required to be performed or complied with on Buyer’s part at or prior to the Closing;

8.2.3. Buyer shall have delivered, or caused to be delivered, to Seller the items set forth in Section 3.3;

8.2.4. no Order by a Governmental or Regulatory Authority shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no Proceeding shall be pending or threatened which seeks to enjoin or which challenges the validity of this Agreement or the consummation of the transactions contemplated hereby; and

8.2.5. Progressive shall have consented to be assignment of the Progressive Agreement to Buyer.

8.3. Frustration of Closing Conditions.    Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

9. MISCELLANEOUS.

9.1. Notices.    Notices given pursuant to this Agreement must be in writing.  They will be deemed to have been duly given: (i) upon delivery or refusal to accept delivery, if hand-delivered; (ii) three (3) business days after being sent by certified United States mail, return receipt requested; or (iii) one (1) business day after being deposited for next-day delivery with Federal Express or other national overnight courier service.  In each case, notice will be marked “Personal and Confidential” and will be addressed as follows:

If to Seller: DCAP Group, Inc. 1158 Broadway Hewlett, NY 11557 Attn: Barry Goldstein Fax: (516) 295-7216	With a copy to: Fred Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, NY 11554 Fax: (516) 296-7111
If to Buyer: N.I.I. Brokerage, L.L.C. 28 West Grand Avenue, 2nd Floor Montvale, NJ 07645 Attn: Matt Grossberg Fax: (201) 476-9000	With a copy to: Richard H. Lewis, Esq. Kagan Lubic Lepper Lewis Gold & Colbert, LLP 200 Madison Ave., 24th Floor New York, NY 10016 Fax: (646) 442-2287

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.2. Entire Agreement.    This Agreement together with the attached Exhibits and Schedules, the Confidentiality Agreement and, following the Closing, the Transaction Documents, constitutes the entire agreement and understanding between the parties hereto and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, between and among the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended, modified or supplemented except in a writing signed by all of the parties hereto.

9.3. Benefits; Binding Effect.    This Agreement shall be for the benefit of and binding upon the parties hereto, their respective heirs, executors, legal representatives, successors and permitted assigns.  No party to this Agreement may assign or delegate any of its rights, duties or obligations under this Agreement to any Person without prior written consent of the other parties hereto; provided that Buyer shall have a right to assign and delegate its rights and obligations to any one or more of its Affiliates, without any such consent.  Any attempted assignment or delegation in violation of the foregoing sentence shall be void and of no effect.  Notwithstanding the foregoing, if Buyer assigns its rights and obligations hereunder, it shall guarantee the payment of the Promissory Note and the obligations of its assignee under this Agreement and the other Transaction Documents.

9.4. Waiver.    Buyer, by an instrument duly executed by its authorized representative in writing, may extend the time for or waive the performance of any of the obligations of Seller or waive compliance by Seller with any of the covenants or conditions contained herein.  Seller, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of Buyer or waive compliance by Buyer with any of the covenants or conditions contained herein.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any of the other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

9.5. No Third Party Beneficiary.   Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns any rights or benefits under or by reason of this Agreement.

9.6. Severability.    It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement (including the Restricted Period or the Restricted Area) shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.7. Expenses.    Whether or not the transactions contemplated by this Agreement shall be consummated, all legal, accounting and other costs and expenses incurred in connection with this Agreement and any of the transactions contemplated hereby on behalf of Buyer shall be borne and paid by Buyer and all such costs and expenses incurred on behalf of the Seller Group shall be borne and paid by the Seller Group, and no party shall be obligated for any cost or expense incurred by any other party unless this Agreement expressly so provides.  Notwithstanding the foregoing, in the event of any litigation based upon or arising out of this Agreement, the court having jurisdiction shall be authorized to award the prevailing party reimbursement of all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees and post-judgment collection and enforcement proceedings.

9.8. Counterparts.    This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, all of which taken together shall be deemed to be one and the same instrument.

9.9. Further Assurances.    Seller, Shareholder and Buyer agree, upon request and for no additional consideration, to sign, acknowledge and deliver any documents and to do anything else which the other may reasonably request in order to perfect or confirm the transfer of the Purchased Assets and the Business to Buyer, or otherwise carry out more completely the purpose and intent of this Agreement consistent with its terms.

9.10. Remedies Cumulative.    Except as otherwise expressly provided herein, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing under Contract, at Law or in equity.

9.11. Governing Law; Jurisdiction.

9.11.1. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION WOULD ORDINARILY APPLY.

9.11.2. Any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be brought exclusively in the courts of the State of New York located in New York County, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding, and waives any objection it or he may now or hereafter have to venue or to convenience of forum.

9.12. Waiver of Right to Trial by Jury.    Each party to this Agreement waives any right to trial by jury in any action, matter or Proceeding regarding this Agreement or any provision hereof.

9.13. Consented Assignment.   Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, Contract or Permit if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any way affect the rights of Seller thereunder, unless such consent is obtained.  If such consent is not obtained, or if an attempted assignment would be ineffective or would affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefit under any such claims, rights, Contracts or Permits, including without limitation enforcement, at the expense of Buyer, of any and all rights of Seller against the other party or parties thereto arising out of the breach, termination or cancellation by such other party or otherwise.

9.14. Payment of Sales, Use or Similar Taxes.    Seller shall be responsible for (and shall indemnify and hold Buyer harmless against) one hundred percent (100%) of any sales Taxes incident to the sale and transfer of the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including UCC-3 filing fees, if any) in connection with the sale of the Purchased Assets contemplated by this Agreement; provided, however, that if any such Taxes are those imposed upon a buyer pursuant to applicable law, then Buyer shall be responsible for (and shall indemnify and hold Seller harmless against) one hundred percent (100%) of such Taxes.  Seller shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

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IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

BUYER:

NII BSA LLC

By: /s/
       Name: Matthew Grossberg
       Title:   Manager

SELLER:

DCAP ACCURATE, INC.

By: /s/
       Name: Barry B. Goldstein
       Title:   President

BARRY SCOTT AGENCY, INC.

By: /s/
       Name: Barry B. Goldstein
       Title:   President

SHAREHOLDER:

DCAP GROUP, INC.

By: /s/
       Name: Barry B. Goldstein
       Title:   President

As to Section 6.5.10 only:                                                  As to Sections 2.6 and 6.10 only:

/s/                                                                                          /s/
Barry B. Goldstein                                                               Matthew Grossberg

/s/
Barry Lefkowitz

/s/
Victor Brodsky

Schedules and Exhibits

Schedule 2.2	Assumed Contracts
Schedule 2.4.2.4	Closed Store Client List
Schedule 2.4.2.5	Closed Stores
Schedule 2.4.4	Purchase Price Allocation
Schedule 2.5.9	Excluded Personal Property
Schedule 2.5.16	Pennsylvania Customers
Schedule 4.5	Appointed Carriers
Schedule 5.4	Absence of Certain Events
Schedule 5.5	Consents and Approvals
Schedule 5.7.2	Permits
Schedule 5.8	Intellectual Property
Schedule 5.9	Material Assets to be Excluded from Sale
Schedule 5.10	Real Property Leases
Schedule 5.12.1	Split Commissions; Other Payouts
Schedule 5.12.2	Agency Agreements and Revenues
Schedule 5.13	Contracts
Schedule 5.14	Personnel
Schedule 5.16	Tax Matters
Schedule 5.17	Tangible Personal Property
Schedule 5.19	Insurance
Schedule 5.20	Employee Benefit Plans
Schedule 6.2	Transferred Employees
Schedule 6.5.4	Excluded Trade Names
Schedule 6.21	Computers
Schedule 8.1.4	Preliminary Purchase Price Reduction
Schedule A	Telephone Numbers, Facsimile Numbers, E-mail Addresses and Domain Names

Exhibit A	Definitions
Exhibit B	Promissory Note
Exhibit C	Guaranty
Exhibit D	Offset Escrow Agreement
Exhibit E	Grossberg Promissory Note
Exhibit F	Standby Creditor’s Agreement
Exhibit G	Landlord’s Agreement

EXHIBIT A

DEFINITIONS

“Adverse Consequences” means all claims, charges, penalties, fines, amounts paid in settlement, liabilities, obligations, losses, damages, deficiencies, fees, costs and expenses, including all reasonable attorneys’ fees and court costs and the reasonable costs incurred by any Person to enforce another Person’s indemnification obligations under this Agreement, but excluding incidental, exemplary, indirect, punitive and special damages.

“Affiliate” means, with respect to a particular Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person.

“Agency Agreements” means all agency agreements, carrier contracts and other similar arrangements with insurance companies to which Seller is a party and under which Seller derives any Gross Commissions.

“Agreement” means this Asset Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Business” means the insurance agency business of Seller.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Client Information” means all list(s) or Records of clients or customers or accounts, together with all files, computer records and client, customer and account records (whether in written format, digital format or any other media) used or held by, for or in connection with the Business or Seller.

The terms “client” or “customer” or “account” for the definition of “Client Information”, mean as to any Person at any time, any other Person listed or otherwise identified on or in the books or records of such Person (whether in written format, digital format or any other media) at such time as a client, customer, account or other Person from whom such Person directly or indirectly (i) derived or received any revenue or other income, (ii) may prospectively derive or receive any revenue or other income or (iii) derived or received revenue or other income during the twenty-four (24) month period prior to such time.

“Closed Store Book of Business” means, as of a particular date or for a particular period, the Seller’s then insurance agency and brokerage business and the renewals and expirations thereof together with all written or otherwise recorded documentation, data or information relating solely to the Closed Stores, including (a) the list of insurance companies with which Seller did business through any Closed Store and Records pertaining thereto, and (b) the list of customer accounts of the Business conducted through any Closed Store, sometimes referred to as daily reports or dailies, which contain, with respect to each such account the name and address of the insured, the type of insurance, the insurance carrier, the expiration date of each policy, and all other types of information customarily used by Seller.  Closed Store Book of Business does not include any accounts that have cancelled or non-renewed as of the particular date as of which the Closed Store Book of Business is measured.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Current Book of Business” means, as of a particular date or for a particular period, all of Seller’s then insurance agency and brokerage business and the renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to the Open Stores, including, but not limited to, (a) the list of insurance companies with which Seller does business and records pertaining thereto, and (b) the list of customer accounts, of the Business conducted through the Open Stores, sometimes referred to as daily reports or dailies, which contain, with respect to each such account, the name and address of the insured, the type of insurance, the insurance carrier, the expiration date of each policy and all other types of information customarily used by Seller.  Current Book of Business does not include any accounts that have canceled or non-renewed as of the particular date as of which the Current Book of Business is measured.

“Environmental Laws” means all Laws governing the use, storage, shipment, handling, disposal, discharge, release, cleanup, reporting, warning, workplace disclosure or monitoring of Hazardous Materials, or otherwise relating to environmental pollution or environmental protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Certilman Balin Adler & Hyman, LLP.

“Executive Employee” means Barry Lefkowitz.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision.

“Gross Commissions” means, in respect of any period, all new and renewed agency billed and direct billed commissions earned during such period on account of the Current Book of Business or the Closed Store Book of Business, as the case may be, during such period from the sale of insurance products and service fees paid on the then Current Book of Business or the Closed Store Book of Business, as the case may be; provided, that Gross Commissions shall not include any (1) contingent or bonus income, interest income or any other miscellaneous income or any commissions attributable to non-owned business or business written prior to the commencement of such period (to the extent earned in such prior period), or (2) commissions paid to any third party producing agent or agency or to any third party broker.

“Hazardous Materials” means all substances, in whatever form or concentration, which are classified as hazardous, toxic or dangerous or as pollutants or contaminants under any Environmental Laws.  “Hazardous Materials” specifically include gasoline, oil, diesel fuel and other petroleum products, their fractions and their constituent and residual compounds and by-products, and radon, asbestos and asbestos-containing materials, urea formaldehyde and PCB’s.

“Law” means any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law, in each case, of any Governmental or Regulatory Authority.

“Lease” means any real property lease, personal property lease or any other lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property or real property.

“Lease and Utility Security Deposits” means all security deposits paid by Seller under utility accounts and real estate Leases which are transferred to Buyer at Closing.

“Lender” means the lender identified in the Standby Creditor’s Agreement.

“Liabilities” means, collectively, any and all of Seller’s liabilities or obligations (as such terms may be most broadly interpreted under applicable Law) of any kind (whether express, implied, contingent, non- contingent or otherwise), whether or not relating to the Purchased Assets, the Business or otherwise and whether incurred or accrued prior to or after the Closing Date.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, right of possession in favor of any third party, claim, levy, charge, equitable interest, option, right of way, easement, encroachment, right of first option, right of first refusal or similar restriction or other encumbrance of any kind, or any conditional sale agreement, factor’s lien agreement or any other right of any third party of any kind.

“Offset Escrow Agreement” means the offset escrow agreement substantially in the form attached hereto as Exhibit D.

“Orders” means any writ, judgment, decree, injunction, or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary, final or otherwise).

“Permits” means all licenses, permits, certificates, orders, approvals, registrations, certifications and authorizations with all Governmental and Regulatory Authorities required in connection with the ownership and use of the Purchased Assets as presently owned and used or the operation of the Business as presently conducted.

“Person” means any natural person, corporation, unincorporated organization, partnership (general, limited or otherwise), limited liability company, association, joint-stock company, joint venture, trust, governmental body or agency or other entity having legal status of any kind.

“Prior Claims” means all claims or causes of action related to the Business (including general liability claims, claims for personal injury and property damage, claims arising out of motor vehicle accidents, property damage or economic injury, contract claims and claims arising out of violations or alleged violations of Laws) which: (i) are asserted at any time before the Closing; or (ii) arise out of events or occurrences that take place or circumstances or conditions that are existing at any time before the Closing, including environmental conditions antedating the Closing which under applicable Environmental Laws require or will require remediation, disclosure or other response action; or (iii) involve an alleged injury, damage or violation that occurred or was existing before the Closing; and, in the case of clauses (ii) and (iii), without regard to whether such claims have been asserted, or are known to Seller, as of the Closing Date.

“Proceedings” means all litigation, complaints, actions, suits, proceedings, hearings, investigations, grievances, arbitrations or other legal, administrative or governmental proceedings or enforcement actions.

“Producer Agreements” means all producer, subproducer, wholesaler, brokerage and agency marketing agreements and other similar arrangements with third party brokers or agencies to which Seller is a party and under which Seller places any business.

“Purchased Assets” means Seller’s entire right, title and interest in, to and under (i) the Current Book of Business and the Closed Store Book of Business as of the Closing Date, (ii) all Client Information, (iii) all Intellectual Property and other intangible rights and property of the Business, including, (a) the goodwill and going concern value of the Business, (b) the exclusive use of all trade names and service names of Seller, including all of the trade names listed on Schedule 6.5.4, and all derivatives thereof, and (c) all telephone number(s), facsimile number(s), e-mail addresses and domain name registrations used in connection with the Business, each of which is identified on Schedule A attached hereto, (iv) all Assumed Contracts, (v) the Tangible Personal Property owned by Seller, including those items listed on Schedule 5.17, (vi) all Lease and Utility Security Deposits, (vii) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof), (viii) all data and Records related to the operation of Seller not otherwise described in the definitions of Current Book of Business or the Closed Store Book of Business and Client Information, including referral sources, research and development reports and Records, personnel Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, correspondence and other similar documents and Records to the extent related to the Business, (ix) the Permits (to the extent transferable under applicable law), (x) all accounts, commissions and fees receivable, (xi) the Seller’s Proprietary Information, and (xii) all rights (including renewal rights), warranties, guaranties, privileges, claims, causes of action, and goodwill associated with any of the assets described in the immediately preceding clauses (i) through (x) inclusive, but does not include the Excluded Assets or any Liabilities other than the Assumed Liabilities.

“Records” means all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Restricted Area” means any geographic area within twenty-five (25) miles of the location (as of the Closing Date) of any office of Seller in any direction.

“Restricted Period” means a period of three (3) years beginning on the Closing Date.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in the preamble to this Agreement.

“Seller 2008 Commission Amount” means an amount equal to Two Million Two Hundred Twenty Five Thousand Six Hundred Sixty Nine Dollars ($2,225,669), representing the amount of Gross Commissions earned by Seller during the one year period ended November 30, 2008 and attributable solely to the Open Stores.

“Shareholder” has the meaning set forth in the preamble to this Agreement.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind used or held for use in the Business, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, or other assessments, including all net income, gross receipts, capital, sales, use, motor fuel, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Transaction Documents” means this Agreement, the Bill of Sale, the Promissory Note, the Guaranty, the Offset Escrow Agreement, the Standby Creditor’s Agreement and the other instruments and documents required to be (or actually) delivered at the Closing Date in connection with the transactions contemplated under this Agreement, including the Lender’s Loan (as defined in the Standby Creditor’s Agreement).

The following terms, when used in this Agreement, shall have the meanings defined for such terms in the section or schedule set forth adjacent to such terms:

AMS Obligation	2.4.2.4
Applicable Period	Schedule 8.1.4
Assumed Contracts	2.2
Assumed Liabilities	2.2
Bill of Sale	3.2.1
Cash Payment	2.4.1.1
Client Deposits	6.19
Closed Stores	2.4.2.5
Closed Store Account	2.4.2.1
Closing	3.1
Closing Date	3.1
Computers	6.21
Confidentiality Agreement	6.6.1
Current Book of Business Customers	Schedule 8.1.4
Direct Claim	7.5
Disc	2.4.2.4
Employee Plans	5.20.1
Excluded Assets	2.4
Excluded Liabilities	2.3
Grossberg	2.6
Grossberg Maturity Date	8.1.8
Grossberg Promissory Note	8.1.8
Guaranty	2.6
Indemnification Threshold	7.7
Indemnified Parties	7.3
Indemnifying Party	7.3
Indemnity Payment	7.9
Intellectual Property	5.8
Key Employees	6.5.10
Lease Expiration Date	6.20
Loan	8.1.8
Material Claim	7.3.1
Maturity Date	2.4.1.2
Net Commissions Derived from the Closed Stores	2.4.2.1
N.I.I.	4.5
Nonconsenting Carriers	Schedule 8.1.4
NY WARN	2.3
Open Stores	2.4.2.5
Overrides	6.18.2
Payment Period	2.4.2
Payments Inc.	6.22
Post-Closing Overrides	6.18.2
Pre-Closing Overrides	6.18.1
Preliminary Purchase Price Reduction	Schedule 8.1.4
Progressive	6.18.1
Progressive Agreement	Schedule 2.2
Promissory Note	2.4.1.2
Proprietary Information	6.5.1
Purchase Price	2.4
Recipient	6.4
Rightful Owner	6.4
Seller’s Shares	2.4.2
Standby Creditor’s Agreement	3.2.16
Tail E&O Policy	6.15
Termination Date	3.4.2
Third Party Determination	Schedule 8.1.4
Transferred Employees	6.2
Unearned Commissions	6.16